UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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☐ Soliciting Material Pursuant to Section 240.14a-12
WESCO INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)
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2011 PROXY STATEMENT
Notice of Annual Meeting

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219-1122

NOTICE
OF 2011 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME	Wednesday, May 25, 2011 at 2:00 p.m., E.D.T.

PLACE	Hyatt Regency Pittsburgh International Airport 1111 Airport Boulevard Pittsburgh, PA 15231

RECORD DATE	March 30, 2011

ITEMS OF BUSINESS	1. Elect three Class III Directors for a three-year term expiring in 2014.
2. Conduct advisory vote on executive compensation.
3. Conduct advisory vote on frequency of advisory votes on executive compensation.
4. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.
5. Transact any other business properly brought before the Annual Meeting.

Dear Fellow Stockholders:

I am pleased to invite you to attend our 2011 Annual Meeting of Stockholders. It will be held on May 25, 2011, at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania. Details regarding the items of business to be conducted at the Annual Meeting are described in the accompanying Proxy Statement.

We are sending a Notice of Internet Availability of Proxy Materials to you on or about April 6, 2011. Stockholders of record at the close of business on March 30, 2011 will be entitled to vote at our Annual Meeting or any adjournments or postponements of the meeting. You have a choice of voting in person, over the Internet, by telephone, or by requesting a paper copy of the proxy materials and a proxy card and then executing and returning the proxy card. In order to assure a quorum, please vote over the Internet or by telephone, or request a paper copy of a proxy card and then complete, sign, date and return the proxy card, whether or not you plan to attend the meeting.

Thank you for your ongoing support of WESCO.

By order of the Board of Directors,

Alessandra S. Michelini
Corporate Secretary

WESCO INTERNATIONAL, INC.
225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania 15219-1122
(412) 454-2200

PROXY STATEMENT

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INTERNET ACCESS TO THIS PROXY STATEMENT

IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2011

The 2011 Proxy Statement and 2010 Annual Report of
WESCO International, Inc.
are available to review at: www.proxydocs.com/wcc.

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rule that permits companies to furnish proxy materials to stockholders over the Internet. On or about April 6, 2011, we will begin mailing proxy materials. A Notice of Internet Availability of Proxy Materials (“Notice”) contains instructions on how to vote online or by telephone, or in the alternative, request a paper copy of the proxy materials and a proxy card. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

We encourage you to sign up for direct email notice of the availability of future proxy materials by submitting your email address when you vote your proxy via the Internet.

QUESTIONS AND ANSWERS

1.	Who is entitled to vote at the Annual Meeting?

If you held shares of WESCO International, Inc. (“WESCO” or the “Company”) Common Stock at the close of business on March 30, 2011, you may vote at the Annual Meeting. Each share is entitled to one vote on each matter presented for consideration and action at the Annual Meeting.

In order to vote, you must either designate a proxy to vote on your behalf or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

2.	What matters are scheduled to be presented?

Proposal 1 — The election of three Director nominees with terms expiring at the 2014 Annual Meeting of Stockholders.

Proposal 2 — An advisory (non-binding) vote on executive compensation.

Proposal 3 — An advisory (non-binding) vote on the frequency of advisory votes on executive compensation.

Proposal 4 — The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Action may be taken at the Annual Meeting with respect to any other business that properly comes before the meeting, and the proxy holders have the right to and will vote in accordance with their judgment on any additional business.

3.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	the Internet, at the address provided on the Notice;

•	telephone, using the toll-free number listed on the Notice;

•	following the instructions on the Notice to request a paper copy of the proxy card and proxy materials and then marking, signing, dating and returning each proxy card in the postage-paid envelope provided; or

•	attending the Annual Meeting and voting your shares in person.

  The deadline for voting by Internet or telephone is 11:59 p.m., Eastern Time, on Tuesday, May 24, 2011.

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4.	What if I don’t indicate my voting choices?

If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the election of each of the Director nominees named in this Proxy Statement, “FOR” the approval of the Company’s executive compensation in an advisory vote, to select “ONE YEAR” in the advisory vote regarding the frequency of advisory votes on executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the year ending December 31, 2011.

5.	How do I revoke or change my vote?

If you have returned a proxy via mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting by:

•	notifying the Corporate Secretary at the Company’s headquarters office;

•	sending another proxy dated later than your prior proxy either by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person by ballot or by proxy.

6.	What does it mean if I receive more than one Notice?

If your shares are registered differently and are in more than one account (for example, some shares may be registered directly in your name and some may be held in the Company’s 401(k) Retirement Savings Plan), you may receive more than one Notice from the Company or a broker, bank or other nominee account with respect to your shares held in “street name”. Please carefully follow the instructions on each Notice you receive and vote all of the proxy requests to ensure that all your shares are voted.

7.	May I attend and vote my shares in person at the Annual Meeting?

Shares held beneficially through a broker, bank or other nominee may not be voted in person at the Annual Meeting UNLESS you obtain a “Legal Proxy”. A “Legal Proxy” must be obtained from your broker, bank or other nominee that holds your shares. Without a “Legal Proxy”, you will not be able to attend and vote those shares in person at the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, located at 1111 Airport Boulevard, Pittsburgh, Pennsylvania.

Shares registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, may be voted in person at the Annual Meeting.

Directions to the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, are available at www.wesco.com.

8.	Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes, and there will be a duly appointed inspector of election who will certify his or her examination of the list of stockholders, the number of shares held and outstanding as of the record date, and the necessary quorum for transaction of the business for this meeting. These persons will count the votes at the Annual Meeting.

9.	May I elect to receive a paper copy of proxy materials in the future?

Stockholders can elect to receive future WESCO Proxy Statements and Annual Reports via paper copies in the mail.

If you are a “stockholder of record” you can choose to receive future Annual Reports and Proxy Statements via paper copy at no charge by writing to WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. If you hold your WESCO stock in “street name” (such as through a broker, bank, or other nominee account), follow the information provided by your nominee for instructions on how to elect to receive paper copies of future Proxy Statements and Annual Reports.

If you enroll to receive paper copies of WESCO’s future Annual Reports and Proxy Statements, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel the enrollment.

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PROXY SOLICITATION AND VOTING INFORMATION

Holders of our Common Stock at the close of business on the record date of March 30, 2011, may vote at our Annual Meeting. On the record date, 43,070,279 shares of our Common Stock were outstanding. A list of stockholders entitled to vote will be available at the Annual Meeting at the Hyatt Regency Pittsburgh International Airport, located at 1111 Airport Boulevard, Pittsburgh, Pennsylvania, and during ordinary business hours for 10 days prior to the Annual Meeting at the Company’s principal executive offices. Any stockholder of record may examine the list for any legally valid purpose.

The Board of Directors is soliciting your proxy to vote at our Annual Meeting of Stockholders, and at any adjournment or postponement of the meeting. In addition to soliciting proxies by mail, telephone, and the Internet, our Board of Directors, without receiving additional compensation, may solicit in person. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist us in the solicitation of proxies, and we expect to pay Morrow & Co., LLC approximately $8,000 for these services plus expenses. Brokerage firms and other custodians, nominees, and fiduciaries will forward proxy soliciting material to the beneficial owners of our Common Stock, held of record by them, and we will reimburse these brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so. The cost of this proxy solicitation will consist primarily of printing, legal fees, and postage and handling. We will pay the cost of this solicitation of proxies.

To conduct the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of stockholders holding at least a majority of the shares of our Common Stock outstanding will constitute a quorum. Abstentions, broker non-votes and votes withheld from Director nominees count as shares present for purpose of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee holder does not vote on a particular item because the nominee holder does not have discretionary authority to vote on that item and has not received instructions from the beneficial owner of the shares. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting in the election of Directors, the advisory vote on executive compensation or the advisory vote on the frequency of advisory votes on executive compensation, but will have discretionary authority to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011. Broker non-votes will not affect the outcome of any of the matters scheduled to be voted upon at the Annual Meeting, and they are not counted as shares voting with respect to any matter on which the broker has not voted expressly. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

The election of Directors will be determined by a plurality of the votes cast. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011 and the approval, by non-binding vote, of our executive compensation, will require affirmative votes by a majority of the shares present, in person or by proxy, and entitled to vote and voting on the proposal at the Annual Meeting. The frequency of the advisory vote on executive compensation (every one, two or three years) receiving the affirmative vote by a majority of the shares present, in person or by proxy, and entitled to vote and voting thereon at the Annual Meeting will be considered the frequency recommended by stockholders. If no frequency receives the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote and voting thereon at the Annual Meeting, the Board will consider the frequency receiving the greatest number of votes as the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011, the approval, by non-binding vote, of our executive compensation and the frequency of the advisory vote on executive compensation. Only votes “FOR” or “WITHHELD” affect the outcome of the election of Directors.

Item 1 —	Proposal to Vote For Election of Directors

The following Directors have been nominated for election to our Board:

•	Class III (with a term expiring at the 2014 Annual Meeting of Stockholders): George L. Miles, Jr., John K. Morgan and James L. Singleton

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS

From the beginning of 2010 to May 2010, our Board consisted of twelve members divided into three equal classes. Upon former Director Kenneth L. Way’s retirement effective at the 2010 Annual Meeting of Stockholders, the Board was reduced to eleven members divided into three classes — Class I (four members), Class II (three members) and Class III (four members). With Director Roy W. Haley’s retirement effective at the close of the 2011 Annual Meeting of Stockholders, the Board will be reduced to ten members divided into three classes — Class I (four members), Class II (three members) and Class III (three members).

The three classes of Directors serve staggered, three-year terms which end in successive years. The current term of the Class III Directors expires this year, and their successors are to be elected at the Annual Meeting for a three-year term expiring in 2014. The terms of the Class I and Class II Directors do not expire until the Annual Meetings of Stockholders to be held in 2012 and 2013, respectively.

Should all nominees be elected as indicated in the proposal above, the following is the complete list of individuals who will comprise our Board of Directors and Board Committees following the Annual Meeting, unless otherwise noted.

		Director				Nominating and
Name	Age	Since	Audit	Compensation	Executive	Governance

Sandra Beach Lin	53	2002		Member	Member	Chair
John J. Engel	49	2008			Member
Roy W. Haley(1)	64	1994			Member
George L. Miles, Jr.	69	2000				Member
John K. Morgan	56	2008	Member	Member
Steven A. Raymund	55	2006	Member		Member
James L. Singleton	55	1998		Chair	Member
Robert J. Tarr, Jr.	67	1998	Chair		Member	Member
Lynn M. Utter	48	2006		Member		Member
Stephen A. Van Oss	56	2008
William J. Vareschi(2)	68	2002	Member		Chair

(1)	Mr. Haley’s retirement will be effective at the close of the 2011 Annual Meeting of Stockholders.

(2)	Presiding Director

Class III Directors — Present Term Expires in 2011

George L. Miles, Jr. is the Executive Chairman of Chester Engineers, Inc., an engineering services firm, and has held this position since January 2011. He served as President and Chief Executive Officer of WQED Multimedia, a multimedia company from 1994 to September 2010. Mr. Miles also serves as a director of American International Group, Inc., Equitable Resources, Inc., Harley-Davidson, Inc., HFF, Inc., and University of Pittsburgh. In addition, he previously served as director of Westwood One, Inc. Among Mr. Miles’ experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Miles is a retired Chief Executive Officer who has extensive expertise as a board member for companies in various industries.

John K. Morgan has served as the Chairman, President and Chief Executive Officer of Zep Inc., a specialty chemicals company since October 2007. From July 2007 to October 2007, he served as Executive Vice President of Acuity Brands and President and Chief Executive Officer of Acuity Specialty Products, just prior to its spin off from Acuity Brands, Inc. From August 2005 to July 2007, he served as President and Chief Executive Officer of Acuity Brands Lighting. He also served Acuity Brands as President and Chief Development Officer from 2004 to August 2005, as Senior Executive Vice President and Chief Operating Officer from 2002 to 2004, and as Executive Vice President from 2001 to 2002. Among Mr. Morgan’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Morgan is a Chief Executive Officer with broad expertise, including extensive experience in and knowledge of the industry in which the Company operates.

James L. Singleton is Vice Chairman of Cürex Group Holdings, LLC, an organization that provides technologies and financial products to the global foreign exchange marketplace, and has held that position since June 2010. He is also the founder and Managing Director of Pillar Capital LP, an investment management firm, and he has served in such capacity since September 2007. From 1994 to December 2005, he served as the President of The Cypress Group LLC, a private equity firm of which he was a co-founder. Prior to founding Cypress, he served as a Managing Director in the Merchant Banking Group at Lehman Brothers. In addition, Mr. Singleton previously served as a director of ClubCorp, Inc., Danka Business Systems PLC and William Scotsman International, Inc. Among Mr. Singleton’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Singleton has extensive experience in the capital markets, a long-standing affiliation with and knowledge of the Company, its business and history, and expertise in compensation, mergers and acquisitions.

Retiring

Roy W. Haley has served as Chairman of the Board since 1998. Previously, he also served as our Chief Executive Officer from 1994 to September 2009. From 1988 to 1993, Mr. Haley served as Chief Operating Officer, President and as a director of American General Corporation, a diversified financial services company. Mr. Haley serves as a director and chairman of the audit committee of United Stationers, Inc. He also served as a director and chairman of the audit committee of Cambrex Corporation until April 2010 and as a director of the Federal Reserve Bank of Cleveland until December 2010 and previous chairman of its Pittsburgh branch. Among Mr. Haley’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Haley is the current Chairman of the Board, previously served as the Company’s Chairman and Chief Executive Officer for over 15 years and has deep expertise in all aspects of the Company’s business and served industries.

Class I Directors — Present Term Expires in 2012

John J. Engel has served as our President and Chief Executive Officer since September 2009. Previously Mr. Engel served as our Senior Vice President and Chief Operating Officer from 2004 to September 2009. From 2003 to 2004, Mr. Engel served as Senior Vice President and General Manager of Gateway, Inc. From 1999 to 2002, Mr. Engel served as an Executive Vice President and Senior Vice President of Perkin Elmer, Inc. From 1994 to 1999, Mr. Engel served as a Vice President and General Manager of Allied Signal, Inc. and held various engineering, manufacturing and general management positions at General Electric Company from 1985 to 1994. Mr. Engel is also a nominee for election as a director of United States Steel Corporation, an integrated steel producer. Among Mr. Engel’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Engel is the Company’s Chief Executive Officer, previously served as its Chief Operating Officer and has held senior executive and management positions in various industries.

Steven A. Raymund began his employment with Tech Data Corporation, a distributor of information technology products, in 1981. From 1986 until his retirement in October 2006, he served as its Chief Executive Officer. Since 1991, he has served as Tech Data’s Chairman of the Board of Directors. Mr. Raymund also serves as a director of Jabil, Inc. and as a member of the Board of Advisors for the Moffitt Cancer Center and the Board of Visitors for Georgetown University’s School of Foreign Service. Among Mr. Raymund’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Raymund has considerable experience as a Chief Executive Officer in a global distribution business and broad experience as a board member in various industries.

Lynn M. Utter has served as President and Chief Operating Officer of Knoll North America, a designer and manufacturer of office furniture products, since March 2008. From 2003 to February 2008, she served as Chief Strategy Officer, and in a number of other senior operating and strategic planning positions for Coors Brewing Company. From 1993 to 2002, Ms. Utter worked at Frito Lay and Strategic Planning Associates, LLC. Ms. Utter serves on a number of boards at The University of Texas and The Stanford University Business School. Among Ms. Utter’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Utter is a senior executive with experience in multiple industries, including operating experience, and has extensive experience in strategic planning.

William J. Vareschi served as Chief Executive Officer of Central Parking Corporation, a parking services provider, from 2000 until his retirement in 2003. Before joining Central Parking Corporation, he served in several positions for more than 35 years with the General Electric Company. He served in numerous financial management positions, including Chief Financial Officer for GE Plastics Europe, GE Lighting, and GE Aircraft Engines. From 1996 until his retirement in 2000, Mr. Vareschi served as President and Chief Executive Officer of GE Engine Services. Mr. Vareschi also serves on the Board of Directors of WMS Industries, Inc. Among Mr. Vareschi’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Vareschi has served as Chief Executive Officer and board member in various industries and has significant leadership experience in global businesses.

Class II Directors — Present Term Expires in 2013

Sandra Beach Lin is Chief Executive Officer of Calisolar, Inc., a position she has held since August 2010. She served as Corporate Executive Vice President of Celanese Corporation, a global hybrid chemical company from July 2007 until July 2010. Previously, she also served as President of Ticona, the engineered materials business of Celanese, from July 2007 to January 2010. From 2005 to June 2007, she served as Group Vice President of a $1.4 billion global business unit of Avery Dennison Corporation. From 2002 to 2005, Ms. Beach Lin served as President of Alcoa Closure Systems International, Inc. Previously, she also served as President of Bendix Commercial Vehicle Systems and Vice President and General Manager, Specialty Wax and Additives, both divisions of Honeywell International, Inc. She also serves as a member of the Committee of 200 and the Board of Directors of Junior Achievement USA. Among Ms. Beach Lin’s experience, qualifications, attributes and skills for which she is considered a valuable member of the Board of Directors, Ms. Beach Lin is a Chief Executive Officer with extensive experience managing global businesses in various industries.

Robert J. Tarr, Jr. is a professional director and private investor and has been so for more than five years. From 2000 to 2001, he served as the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. Prior to joining HomeRuns.com, he served for more than 20 years in senior executive roles at Harcourt General, Inc., a large, broad-based publishing company, including six years as President, Chief Executive Officer and Chief Operating Officer, and at The Neiman Marcus Group, Inc., a high-end specialty retail store and mail order business, as President, Chief Operating Officer and Chief Executive Officer from 1990 to 1997. In addition, Mr. Tarr previously served as a director of Barneys New York, Inc. Among Mr. Tarr’s experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Tarr has broad experience serving as the Chief Executive Officer and as a board member for businesses in various industries.

Stephen A. Van Oss has served as our Senior Vice President and Chief Operating Officer since September 2009. Previously, Mr. Van Oss served as our Senior Vice President and Chief Financial and Administrative Officer from 2004 to September 2009. From 2000 to 2004, he served as our Vice President and Chief Financial Officer. From 1997 to 2000, Mr. Van Oss served as our Director, Information Technology and, in 1997, as our Director, Acquisition Management. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. Mr. Van Oss serves as a director of Cooper-Standard Holdings Inc. and as the chairman of its audit committee. He also serves as a trustee of Robert Morris University and chairs its finance committee and is a member of its governance committee. In addition, Mr. Van Oss previously served as director of William Scotsman International, Inc. Among Mr. Van Oss’ experience, qualifications, attributes and skills for which he is considered a valuable member of the Board of Directors, Mr. Van Oss is our current Chief Operating Officer, has served the company as a senior executive in various facets of its operations and has deep distribution industry expertise.

EXECUTIVE OFFICERS

Our executive officers and their respective ages and positions as of March 30, 2011, are set forth below.

Name	Age	Position

Roy W. Haley	64	Chairman of the Board
John J. Engel	49	President and Chief Executive Officer
Stephen A. Van Oss	56	Senior Vice President and Chief Operating Officer
Richard P. Heyse	48	Vice President and Chief Financial Officer
Daniel A. Brailer	53	Vice President, Treasurer, Investor Relations and Corporate Affairs
Allan A. Duganier	55	Director, Internal Audit
Timothy A. Hibbard	54	Corporate Controller
Diane E. Lazzaris	44	Vice President, Legal Affairs
Kimberly G. Windrow	53	Vice President, Human Resources

Richard P. Heyse has served as our Vice President and Chief Financial Officer since June 2009. From April 2005 to May 2009, he served as Vice President and Chief Financial Officer of Innophos Holdings, a North American producer of specialty phosphates. From 2001 to 2005, he served as Division Controller for the chemical and specialty polymers businesses of Eastman Chemical Company. Mr. Heyse also has held various positions in Finance, IT and Engineering with Koch Industries, Eaton Corporation and International Paper.

Daniel A. Brailer has served as our Vice President, Treasurer, Investor Relations and Corporate Affairs since February 2011. From May 2006 to February 2011, he served as our Vice President, Treasurer and Investor Relations. From 1999 to May 2006, he served as our Treasurer and Director of Investor Relations. Prior to joining the Company, Mr. Brailer served in various positions at Mellon Financial Corporation, most recently as Senior Vice President.

Allan A. Duganier has served as our Director of Internal Audit since January 2006. From 2001 to January 2006, Mr. Duganier served as our Corporate Operations Controller and, from 2000 to 2001, as a Group Controller.

Timothy A. Hibbard has served as our Corporate Controller since July 2006. From 2002 to July 2006, he served as Corporate Controller at Kennametal Inc. From 2000 to February 2002, Mr. Hibbard served as Director of Finance of Kennametal’s Advanced Materials Solutions Group, and, from 1998 to 2000, he served as Controller of Greenfield Industries, Inc., a subsidiary of Kennametal Inc.

Diane E. Lazzaris has served as our Vice President, Legal Affairs since February 2010. From February 2008 to February 2010, Ms. Lazzaris served as Senior Vice President — Legal, General Counsel and Corporate Secretary of Dick’s Sporting Goods, Inc. From 1994 to February 2008, she held various corporate counsel positions at Alcoa Inc., most recently as Group Counsel to a group of global businesses.

Kimberly G. Windrow has served as our Vice President, Human Resources since August 2010. From 2004 until July 2010, Ms. Windrow served as Senior Vice President of Human Resources for The McGraw Hill Companies in the Education segment. From 2000 until July 2004, she served as Senior Vice President of Human Resources for The MONY Group, and from 1988 until 1999, she served in various Human Resource positions at Willis, Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines in conformity with the New York Stock Exchange (NYSE) listed company standards to assist members of our Board in fully understanding and effectively implementing their responsibilities while assuring our on-going commitment to high standards of corporate conduct and compliance.

We have adopted a Code of Business Ethics and Conduct which applies to our Board of Directors and all of our employees and covers all areas of professional conduct, including customer relations, conflicts of interest, insider trading, financial disclosure, and compliance with applicable laws and regulations.

We also have adopted a Senior Financial Executive Code of Business Ethics and Conduct, referred to as the Senior Financial Executive Code, which applies to our Chief Executive Officer, Chief Financial Officer and Corporate Controller. We will disclose future amendments to, or waivers from, the Senior Financial Executive Code on the corporate governance section of our website within four business days of any amendment or waiver.

You may access our Corporate Governance Guidelines, Committee Charters, Code of Business Ethics and Conduct, Senior Financial Executive Code, Independence Policy, and related documents on our website at www.wesco.com/governance.

Director Independence

Our Board has adopted independence standards that meet or exceed the independence standards of the NYSE. Also, as part of our independence standards, our Board has adopted categorical standards to assist it in evaluating the independence of each of its Directors. The categorical standards are intended to assist our Board in determining whether or not certain direct or indirect relationships between its Directors and our Company or its subsidiaries are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which any relationships are deemed to be material.

In February 2011, the independence of each Director was reviewed, applying our independence standards. The review considered relationships and transactions between each Director and his or her immediate family and affiliates and our management and our independent registered public accounting firm.

Based on this review, our Board affirmatively determined that the following Directors have no relationships with our Company other than as disclosed in this Proxy Statement and are independent as defined in our categorical standards and consistent with the independence standards of the NYSE: Ms. Beach Lin, Mr. Miles, Mr. Morgan, Mr. Raymund, Mr. Singleton, Mr. Tarr, Ms. Utter and Mr. Vareschi. Mr. Haley is considered an inside Director because of his status as our Chairman of the Board and his past employment as our Chief Executive Officer. Messrs. Engel and Van Oss are also considered inside Directors because of their employment as President and Chief Executive Officer and Senior Vice President and Chief Operating Officer, respectively.

Director Qualifications

Our Nominating and Governance Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors, including overall skills and experience. Each Director’s particular and specific experience, qualifications, attributes or skills which support their position as a Director on our Board are identified for each Director on pages 3 to 5.

Director Diversity

The Nominating and Governance Committee considers various factors in determining whether to recommend a candidate for nomination as a Director, including an individual’s aptitude for independent analysis, level of integrity, personal and professional ethics, soundness of business judgment and ability and willingness to commit sufficient time to Board activities. Although the Company does not have a formal written diversity policy, the Nominating and Governance Committee consults with the Board to determine the most appropriate combination of characteristics, skills and experiences for the Board as a whole with the objective of having a Board whose members have diverse backgrounds and experiences. The Committee considers candidates diverse in geographic origin, gender, ethnic background and professional experience and evaluates each individual in the context of the individual’s potential contribution to the Board as a whole to best promote the success of the Company’s business, represent stockholder interests through the exercise of sound judgment, and allow the Board to benefit from the group’s diversity of backgrounds and experiences. The Committee also reviews the characteristics of various Board members and prospective Board members to ensure that the Board, as a whole, possesses the experience, expertise and competencies that are relevant or desirable, such as CEO experience, financial or marketing expertise, supply chain or industry experience, mergers and acquisitions experience, international experience, technology expertise, and operational or strategy experience, among others. The Committee may also target prospective candidates for Board membership based on their attributes compared to current Board members to achieve a good overall Board composition. The Committee applies the same criteria to all candidates that it considers, including any candidates submitted by stockholders.

Compensation Committee Interlocks

None of our executive officers serves as an executive officer of, or as a member of, the compensation committee of any public company that has an executive officer, director or other designee serving as a member of our Board. Also, no member of our Compensation Committee has been an executive officer of the Company.

Executive Sessions and Presiding Director

During 2010, the non-management members of our Board met in executive session at the conclusion of each regularly scheduled Board of Director’s meeting. Mr. Vareschi presided over these executive sessions as Presiding Director. The Presiding Director has broad authority to call and conduct meetings of the independent Directors. He also has the duties and responsibilities described in the next section below.

Board Leadership Structure

As previously reported, a major management succession event occurred in 2009 with John J. Engel being named as President and Chief Executive Officer, with Roy W. Haley serving during a transition period as Chairman of the Board until his retirement at the close of the Annual Meeting of the Stockholders in 2011. Prior to September 2009, Mr. Haley had been Chairman and Chief Executive Officer. Having separate roles of Chairman of the Board and Chief Executive Officer during the transition period benefited the Company by maintaining continuity of leadership of the Board. As announced in March 2011, the Board appointed Mr. Engel Chairman of the Board, Chief Executive Officer and President, effective May 25, 2011 upon Mr. Haley’s retirement at the close of the Annual Meeting. The Board took this action after careful deliberation, and it marks the culmination of the executive management succession plan and successful completion of the leadership transition.

The Board believes that Mr. Engel’s combined role of Chairman and Chief Executive Officer is in the best interests of the Company and its stockholders and that Mr. Engel is the Director best situated to serve as Chairman because of his detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, his familiarity with the Company’s business and industry, and his ability to identify strategic priorities essential to the future success of the Company. Mr. Engel has also served on the Board since 2008, readying him for the additional responsibility of the role of Chairman and providing consistency to the Board leadership structure. The Board believes that the structure is best for the Company because it provides for clear leadership responsibility and accountability, while providing for effective corporate governance and oversight by an independent Board of strong and seasoned Directors with an independent Presiding Director.

The Board’s Presiding Director, Mr. William Vareschi, serves as the Board’s lead independent Director and presides over executive sessions of the Board. The Board meets in executive session at each regularly scheduled Board meeting. The Audit, Compensation and Nominating & Governance Committees are all chaired by and comprised solely of independent outside Directors, and thus oversight of key matters is entrusted to the independent Directors. Each of these Committees also meets in executive session without members of management present. Mr. Vareschi’s responsibilities as Presiding Director include the following:

•	Presides at all meetings of the Board at which the Chairman is not present, including meetings of independent Directors held in Executive Session;

•	Has the authority to call meetings of the independent Directors;

•	Oversees the Board evaluation program;

•	Evaluates, along with the members of the Compensation Committee and the full Board, the CEO’s performance, and meets with the CEO to discuss the Board’s evaluation;

•	Serves as a liaison between the Chairman/CEO and the independent Directors;

•	Consults with the Chairman/CEO on and approves agendas and schedules for Board meetings to ensure there is sufficient time for discussion of agenda items;

•	Advises the Chairman/CEO on the Board’s informational requirements and approves information sent to the Board as appropriate;

•	Consults with the Chair of Nominating & Governance Committee and the Chairman regarding recommended appointment of Committee members, including Committee chairs; and

•	Facilitates communication between the Board and senior management.

The Presiding Director assures that appropriate independence is brought to bear on important Board and governance matters. In addition, there is strong leadership vested in and exercised by the independent Committee chairs, and each Director may request inclusion of specific items on the agendas for Board and Committee meetings.

Considering all of the above, the Board believes that a combined Chairman and Chief Executive Officer is an appropriate Board leadership structure after Mr. Haley’s retirement and is in the best interests of the Company and its stockholders at this time.

Communications with Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board, our Board Committees, and/or individual Directors by confidential e-mail. Such communications should be sent in writing to the e-mail addresses noted in the corporate governance section of our website at www.wesco.com/governance under the caption “Contact Our Board.”

Our Director of Internal Audit will review all of these communications on a timely basis and will forward appropriate communications, (i.e., other than solicitations, invitations, advertisements, or irrelevant material) to the relevant Board members on a timely basis.

Stockholders who wish to communicate with our Board in writing via regular mail should send correspondence to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Director of Internal Audit.

Our Board members routinely attend our Annual Meeting of Stockholders. This provides you with additional access to our Board. All of our Board members were present at our 2010 Annual Meeting of Stockholders.

Director Nominating Procedures

Our Nominating and Governance Committee recommends potential candidates for nomination as Director based on a number of criteria, including the needs of our Board. Any stockholder who would like the Nominating and Governance Committee to consider a candidate for Board membership should send a letter of recommendation containing:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a Director on our Board;

•	A description of what would make the proposed candidate a good addition to our Board;

•	A description of any relationship that could affect the proposed candidate’s ability to qualify as an independent Director, including identifying all other public company board and committee memberships;

•	A confirmation of the proposed candidate’s willingness to serve as a Director if selected by our Nominating and Governance Committee;

•	Any information about the proposed candidate that, under the federal proxy rules, would be required to be included in our Proxy Statement if the proposed candidate were a nominee or otherwise is required to be provided pursuant to our Amended and Restated Bylaws; and

•	The name of the stockholder submitting the proposed candidate, together with information as to the number of shares owned and the length of time of ownership.

You should send the information described above to: WESCO International, Inc., 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122, Attention: Corporate Secretary. To allow for timely consideration, recommendations must be received not less than 90 days prior to the first anniversary of the date of our most recent Annual Meeting. In addition, the Company may request additional information regarding any proposed candidates.

Board’s Role in Oversight of Risk Management

Management is responsible for risk management, and the Board’s role is to oversee management’s efforts in this area. As part of their regular meetings and deliberations, the Board and its Committees review and discuss matters of significance regarding operational, financial and other risks that are relevant to the Company’s business. Strategic risks and operating risks are monitored by the Board through discussions regarding the Company’s strategic and operating plans and regular reviews of the Company’s operating performance. The Audit Committee of the Board discusses and reviews guidelines and policies with respect to risk assessment and risk management and discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures. In addition, management assesses the Company’s enterprise risk and reviews with the Board significant risks and associated mitigating factors on an annual basis.

Stockholder Proposals for 2011 and 2012 Annual Meeting

No stockholder proposals were submitted for consideration by our Board for the 2011 Annual Meeting.

If you wish to have a stockholder proposal included in the Company’s proxy soliciting materials for the 2012 Annual Meeting of Stockholders, you must do so by our deadline which is 120 days prior to the first anniversary of the mailing of this Proxy Statement, or December 8, 2011. For any other business to be properly brought before the 2012 Annual Meeting by a stockholder, notice in writing must be delivered to the Company in accordance with the Company’s amended and restated By-laws not less than 90 days nor more than 120 days prior to the first anniversary of the 2011 Annual Meeting, or between January 26, 2012 and February 25, 2012. We may be required to include certain limited information concerning any such proposal in our Proxy Statement so that proxies solicited for the 2012 Annual Meeting may confer discretionary authority to vote on that matter. Any stockholder proposals should be addressed to our Corporate Secretary, 225 West Station Square Drive, Suite 700, Pittsburgh, Pennsylvania, 15219-1122.

BOARD AND COMMITTEE MEETINGS

Our Board has four standing committees: an Executive Committee, a Nominating and Governance Committee, an Audit Committee, and a Compensation Committee. Each Committee operates under a separate charter, which is available on the corporate governance section of our website at www.wesco.com/governance.

The full Board held four meetings in 2010. Each Director attended 100% of the aggregate number of meetings of the full Board held in 2010 and the total number of meetings held by all Committees of the Board on which he or she served.

Executive Committee

During 2010, the Executive Committee consisted of Ms. Beach Lin and Messrs. Engel, Haley, Raymund, Singleton, Tarr and Vareschi, with Mr. Vareschi serving as Chairman of the Committee. With the exception of Messrs. Engel and Haley, all Committee members have been determined by our Board to be independent Directors according to the independence standards of the NYSE. The Committee may exercise all the powers and authority of the Directors in the management of the business and affairs of our Company and has been delegated authority to exercise the powers of our Board between Board meetings. Our Executive Committee met three times during 2010.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are required to be, and were determined by our Board to be, independent under the independence standards of the NYSE. During 2010, the Committee consisted of Messes. Beach Lin and Utter and Messrs. Miles and Tarr, with Ms. Beach Lin serving as Chairman of the Committee. The Committee is responsible for identifying and nominating candidates for election or appointment to our Board and determining compensation for Directors. It is also the responsibility of our Nominating and Governance Committee to review and make recommendations to our Board with respect to our corporate governance policies and practices and to develop and recommend to our Board a set of corporate governance principles. Our Nominating and Governance Committee held three meetings in 2010.

Audit Committee

The members of our Audit Committee are required to be, and were determined by our Board to be, independent Directors according to the independence standards of the SEC and the NYSE. During 2010, the Committee consisted of Messrs. Tarr, Raymund, Morgan and Vareschi, with Mr. Tarr serving as Chairman of the Committee. Our Board has determined that Mr. Tarr is an Audit Committee Financial Expert, as defined under applicable SEC regulations. Our Audit Committee is responsible, among other things, for: (a) appointing the independent registered public accounting firm to perform an integrated audit of our financial statements and to perform services related to the audit; (b) reviewing the scope and results of the audit with the independent registered public accounting firm; (c) reviewing with management our quarterly and year-end operating results; (d) considering the adequacy of our internal accounting and control procedures; (e) reviewing the Annual Report on Form 10-K; and (f) reviewing any non-audit services to be performed by the independent registered public accounting firm and the potential effect on the registered public accounting firm’s independence. Our Audit Committee held six meetings in 2010.

Compensation Committee

The members of our Compensation Committee are required to be, and were at all times, independent Directors according to the independence standards of the NYSE. From January 2010 to May 2010, the Committee consisted of Messes. Beach Lin and Utter and Messrs. Singleton and Way, with Mr. Singleton serving as Chairman. Upon Mr. Kenneth L. Way’s retirement in May 2010, Mr. Morgan became a member of the Compensation Committee, and from May 2010 to the present time, the Committee consisted of Messes. Beach Lin and Utter and Messrs. Morgan and Singleton, with Mr. Singleton serving as Chairman. Our Compensation Committee is responsible for the review, recommendation and approval of compensation arrangements for executive officers and for the administration of certain benefit and compensation plans and arrangements of the Company. Our Compensation Committee held seven meetings in 2010.

SECURITY OWNERSHIP

The following table sets forth the beneficial ownership of the Company’s Common Stock as of March 30, 2011, by each person or group known by the Company to beneficially own more than five percent of the outstanding Common Stock, each Director, each of the named executive officers, and all Directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of March 30, 2011, are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

	Shares		Percent
	Beneficially		Owned
Name	Owned(1)		Beneficially(2)

FMR LLC
82 Devonshire Street Boston, MA 02109	6,371,684	(3)	14.8%
Janus Capital Management LLC
151 Detroit Street Denver, CO 80206	2,915,265	(4)	6.8%
Roy W. Haley	1,902,491	(5)	4.3%
John J. Engel	507,725	(5)	1.2%
Stephen A. Van Oss	483,950	(5)	1.1%
Sandra Beach Lin	25,557	(5)	*
George L. Miles, Jr.	34,419	(5)	*
John K. Morgan	20,150	(5)	*
Steven A. Raymund	16,242	(5)	*
James L. Singleton	35,904	(5)	*
Robert J. Tarr, Jr.	68,607	(5)	*
Lynn M. Utter	20,450	(5)	*
William J. Vareschi	45,806	(5)	*
Richard P. Heyse	42,668	(5)	*
Diane E. Lazzaris	5,334	(5)	*
All 17 executive officers and Directors as a group	3,313,706	(5)	7.3%

*	Indicates ownership of less than 1% of the Common Stock.

(1)	The beneficial ownership of Directors set forth in the foregoing table includes shares of Common Stock payable to any such Director following the Director’s termination of Board service with respect to portions of annual fees deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors, even though such shares are not deemed currently to be beneficially owned by the Directors pursuant to Rule 13d-3, as follows: Ms. Beach Lin, 10,804; Mr. Miles, 17,385; Mr. Morgan, 6,416; Mr. Raymund, 4,208; Mr. Singleton, 5,840 Mr. Tarr, 21,573; Ms. Utter, 7,152; and Mr. Vareschi, 18,772. The foregoing table does not reflect settlement of any options or stock appreciation rights (SARs) granted to any such Director under that plan to the extent that those options or SARs may not be exercised or settled within 60 days of March 30, 2011.

(2)	Based on the number of shares outstanding on the record date.

(3)	This information is based solely upon a Schedule 13G/A filed by FMR LLC, Fidelity Management and Research Company, Edward C. Johnson 3rd, Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company on February 14, 2011. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisors Act of 1940, is the beneficial owner of 4,187,196 shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR LLC, through its control of Fidelity, each have the power to dispose of the 4,187,196 shares. Through their ownership of voting common shares of FMR LLC and a related shareholders’ voting agreement, members of the family of Edward C. Johnson 3rd, Chairman of FMR LLC, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. FMR LLC’s beneficial ownership includes 101 shares beneficially owned through Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisors Act of 1940. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, RI 02917, an indirect wholly-owned subsidiary of FMR LLC and an investment advisor registered under the Investment Company Act of 1940, is the beneficial owner of 234,900 shares as a result of its serving as investment advisor to institutional accounts, non-U.S. mutual funds or investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3rd and FMR LLC, through its control of PGALLC, each have the power to direct the voting and dispose of the 234,900 shares. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, RI 02917, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 1,754,267 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3rd and FMR LLC, through its control of PGATC, each have the power to direct the voting of 1,551,807 shares and direct the disposition of 1,754,267 shares. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, which is a qualified institution under Rule 13d-1(b)(1)(ii), is the beneficial owner of 195,220 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3rd or trusts for their benefit own shares of FIL voting stock. FMR LLC reports on a voluntary basis as if all of these shares are beneficially owned by FMR LLC and FIL on a joint basis. FIL has sole dispositive power over 195,220 shares and the sole power to direct the voting of 185,690 shares.
(4)	This information is based solely upon a Schedule 13G/A dated February 14, 2011 filed with the Securities and Exchange Commission jointly by Janus Capital Management LLC (“Janus Capital”); Janus Global Select Fund (f/k/a Janus Orion Fund) (“Janus Global”); and INTECH Investment Management LLC (“INTECH”), in which Janus Capital has a direct 94.5% ownership stake (collectively the “Janus Entities”). Janus Global is an investment company and one of the managed portfolios to which Janis Capital provides investment advice. The Janus Entities were the beneficial owner with sole dispositive power and voting power as to an aggregate of 2,660,165 shares: (i) Janus Capital was the beneficial owner with sole dispositive power and voting power as to an aggregate of 2,660,165 shares and shared voting and dispositive power as to an aggregate of 255,100 shares; (ii) Janus Global was the beneficial owner with sole dispositive power and with sole voting power as to an aggregate of 1,643,975 shares; and (iii) INTECH was the beneficial owner with shared dispositive power and shared voting power with Janus Capital as to an aggregate of 255,100 shares.
(5)	Includes the following shares of Common Stock not currently owned, but subject to options or SARs which were outstanding on March 30, 2011 and may be exercised or settled within 60 days thereafter: Mr. Haley, 1,056,336; Mr. Engel, 457,725; Mr. Van Oss, 400,375; Ms. Beach Lin, 12,034; Mr. Miles, 17,034; Mr. Morgan, 6,034; Mr. Raymund, 12,034; Mr. Singleton, 12,034; Mr. Tarr, 17,034; Ms. Utter, 12,034; Mr. Vareschi, 17,034; Mr. Heyse, 10,668; Ms. Lazzaris, 1,334; and all Directors and executive officers as a group, 2,109,020.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the federal securities laws of the United States, the Company’s Directors, its executive officers, and any persons beneficially holding more than ten percent of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the SEC and NYSE. Specific due dates for these reports have been established. The Company is required to report in this Proxy Statement any failure to file by these dates. For the year ended December 31, 2010, all such filings were made within the required time periods.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

Our Company has a written policy and has implemented processes and controls in order to obtain information from our Directors and executive officers with respect to related person transactions and for then determining whether our Company or a related person has a direct or indirect material interest in the transaction, based on the facts and circumstances. Our Board reviews all relationships and transactions between our Directors, executive officers and our Company or its customers and suppliers in order to determine whether the parties have a direct or indirect material interest. Its evaluation includes: the nature of the related person’s interest in the transaction; material terms of the transaction; amount and type of transaction; importance of the transaction to our Company; whether the transaction would impair the judgment of a Director or executive officer to act in the best interest of our Company; and any other relevant facts and circumstances. Transactions that are determined to be directly or indirectly material to our Company or a related person are disclosed in this Proxy Statement.

Related Party Transactions

Our Company made purchases from our supplier, Coleman Cable, in the amount of $9.4 million during 2010 and will make purchases estimated at $2.4 million during the first quarter of 2011. The Group Vice President of the Retail Group for Coleman Cable is the spouse of Mr. Ronald Van, our Vice President of Operations. The business relationship with Coleman Cable has existed for more than 30 years. These transactions were approved by our Company’s senior management and were determined by our Board to have no known direct material benefit to the relevant individuals in these transactions.

Item 2 —	Advisory Vote on Executive Compensation

This year, the Company is seeking an advisory vote of the stockholders on the compensation of the Company’s named executive officers (commonly referred to as “say-on-pay”) as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding named executive officer compensation and the narrative description accompanying such disclosure. This vote is advisory only, meaning it is non-binding on the Company; however the Board and Compensation Committee will review and carefully consider the results when evaluating future compensation decisions.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

We encourage stockholders to review the “Compensation Discussion and Analysis” section beginning on page 17. As described in detail under “Compensation Discussion and Analysis,” our compensation program is designed to attract and retain the highest caliber executives possible and to motivate and reward them for achieving results that create stockholder value. The Compensation Committee believes that the Company’s compensation program and practices reflect a pay-for-performance philosophy designed to maximize alignment with our stockholder’s long-term interests.

Performance: We believe that our compensation program was instrumental in the Company achieving strong financial results in 2010. Despite an uncertain economic climate in 2010 following the global challenges of 2008 and 2009, total shareholder return (TSR) in 2010 over the prior one-year period was 95% compared to an industry median based on the Global Industrial Classification Group of “Capital Goods” companies over the same period of approximately 32%. Over three years, on an annualized basis, TSR was 10% compared to an industry median of less than 2%. Our CEO has served in his position since September 2009.

Compensation Structure: Elements of our program include the following:

•	Our program is straightforward and comprises three main elements: (1) base salaries; (2) annual cash incentive bonuses; and (3) long-term incentive awards. The annual cash incentive and long-term incentive components of our compensation program reflect the pay-for-performance philosophy that underscores the Company’s overall compensation strategy, as a significant portion of total named executive officer compensation is at-risk;

•	Annual cash incentive bonuses are paid upon the achievement of a set of measurable Company financial performance metrics and individual performance objectives;

•	Our long-term incentive awards consist of stock appreciation rights and restricted stock units, the value of which depends on the value of the Company’s stock, thus encouraging achievement of long-term value creation and benefiting all stockholders;

•	We believe we have an appropriate mix of short and long-term compensation based on balanced performance metrics which align our incentive and compensation programs with the interests of shareholders;

•	Our Company uses perquisites on a very limited basis (the value of which was approximately $25,000 for the CEO in 2010 and less than that for the other named executive officers), and we do not provide tax gross-ups on executive-only perquisites;

•	The Company has committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements (the Company has two pre-existing employment contracts entered into prior to 2010 that include excise tax gross-ups under certain circumstances regarding a change in control, based on a double-trigger);

•	We have stock ownership guidelines for officers and Directors;

•	Our officers and Directors are prohibited from engaging in hedging transactions involving our stock;

•	Once the SEC adopts final rules regarding “clawback” of incentive compensation, we intend to adopt a “clawback” policy in accordance with those rules providing for recovery of incentive compensation, if any, in excess of what would have been paid to officers of the Company in the event that the Company is required to restate financial results; and

•	There is an effective level of corporate governance over our compensation programs, as all of our Compensation Committee members are independent, and the Committee retains an independent compensation consultant to conduct annual reviews of executive compensation and advise on best practices.

The Board endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of SEC Regulation S-K, including that described under the “Compensation Discussion and Analysis” section, as well as the accompanying compensation tables and the related narrative disclosure, in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses the Company’s compensation philosophy, policies and arrangements for the 2010 year that are applicable to our Named Executive Officers (NEOs): Roy W. Haley, John J. Engel, Stephen A. Van Oss, Richard P. Heyse, and Diane E. Lazzaris. This discussion and analysis should be read in conjunction with the Summary Compensation Table on page 32, its accompanying footnotes and the additional tables and narrative disclosure that follows the Summary Compensation Table.

The Compensation Discussion and Analysis includes the following key sections:

•	Executive Summary

•	Compensation Setting Process

•	Use of Compensation Consultants

•	Compensation Comparator Group

•	Elements of Compensation

•	Other Compensation and Employment Arrangements

EXECUTIVE SUMMARY

Introduction

Consistently, our management and our Board of Directors have believed that a simple and transparent philosophy and approach to compensation design is fundamental to creating shareholder value. Our straightforward program comprises three main elements: (1) base salaries; (2) annual cash incentive bonuses; and (3) long-term incentive awards. We believe that this approach has enabled us to attract and retain extraordinary management talent and to deliver results to our shareholders.

Total shareholder return (TSR) for our Company was in the top quartile compared to our compensation comparator group, as described on page 20, and exceeded an industry median based on the Global Industrial Classification Group of “Capital Goods” (GICS #2010) companies for the last one and three years, on an annualized basis.

Annual Total Shareholder Return

Elements of our program also include:

Pay for Performance: The annual cash incentive and long-term incentive components of our compensation program reflect our pay-for-performance philosophy, since annual cash incentive bonuses are paid upon the achievement of a set of measurable Company financial performance metrics and individual performance objectives, and equity award values depend on the value of the Company’s stock, thus encouraging achievement of long-term value creation that benefits all stockholders.

Ownership Guidelines, Hedging and Clawbacks — We have stock ownership guidelines for officers and Directors, and our officers and Directors are prohibited from engaging in hedging transactions involving our stock. Once the SEC adopts final rules regarding “clawback” of incentive compensation, we intend to adopt a “clawback” policy in accordance with those rules providing for recovery of incentive compensation, if any, in excess of what would have been paid to officers of the Company in the event that the Company is required to restate financial results.

Limited Perquisites — We use perquisites on a very limited basis (the value of which was approximately $25,000 for the CEO in 2010), and we do not provide tax gross-ups on executive-only perquisites. We have committed to not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control, and, indeed, we have not entered into any such agreements. We have only two pre-existing employment contracts (entered into prior to 2010) that include excise tax gross-ups under certain change in control circumstances (based on a double-trigger).

In this Executive Summary, we describe our philosophy, approach and the way we assess our compensation practices. We believe that this process is a pillar of our high performance corporate culture and important to our ongoing success.

Compensation Philosophy

Structuring a balanced, fair and properly-crafted compensation program for our executive leaders is a critical component that promotes our high performance culture and contributes to our ongoing success. Our compensation philosophy begins with the recognition that our success depends on the talent of our workforce and our relationships with customers and suppliers. Our focus on consistency, service and continuous improvement are critical factors, and to encourage high level performance of our leaders we have constructed a compensation plan that rewards the behavior of our executives in their pursuit of these three broad goals.

The first of our philosophical tenets is to retain an excellent management team. Fielding a consistent and high performing team is critical to our success as a company. Developing and strengthening our corporate relationships with our customers and suppliers over the long term puts us in an opportune position to grow our business intelligently and profitably. Equally important is the consistency of internal leadership in support of our corporate mission and sustaining our high performance culture.

The second philosophical goal of our compensation planning is to put the Company in a position to recruit strong leaders as we grow our business and expand our product and service offerings. Our Chief Executive Officer was recruited seven years ago as our Chief Operating Officer. We were able to recruit and retain him because of our culture and a compensation package that aligned his performance with our strategy of creating value for our customers, suppliers and shareholders. Recently, we have recruited two other leaders at our executive leadership level who joined the Company for the same reasons. Our consistency of approach in aligning our compensation plans to our strategy has been an important reason for our recruiting successes.

Finally, the third goal of our compensation planning is to reward our executives fairly and provide proper and balanced incentives for long-term value creation. Essentially, we want to provide a level of annual base compensation that is fair. When our executives perform at a level of high achievement, we reward them with attractive but capped annual cash bonus awards. In years when they perform below agreed upon standards, they may receive little or no bonus. In terms of long-term incentives, we believe that the performance of our stock is the purest measure of our performance. Fundamentally, we are owned by our shareholders who can sell their stock when they believe that we are underperforming and who typically purchase more shares as we perform at higher levels of growth and profitability. Given our history as a management led leveraged buyout, we believe that the opportunity to participate in the performance of our equity is the most direct link between performance and pay. We reward our executives with equity incentives to align their interests with those of the shareholders and maintain ownership guidelines to instill that mindset.

Compensation Approach

The three central elements to our executive total compensation approach, base salary, short-term incentives, and long-term incentives, are further refined by design: our base salary and short-term incentives are cash based; and our long-term incentives are equity based. We believe our fair and balanced objectives are accomplished by targeting our three compensation elements at approximately the 50th percentile of comparable companies in the peer group. We use the services of an independent compensation consultant who provides us with research information and data. We query our consultant on new developments, best practices and trends in compensation, and so our consultant works with our Compensation Committee as a resource, but the Committee makes its own decisions, uses its own judgment and comes to its own conclusions relating to elements regarding plan design and absolute determinations of total compensation rewards.

Compensation Assessment

For our compensation philosophy and approach to work properly, the Committee must assess the effectiveness of our compensation programs at least annually, using a variety of external and internal resources. In conjunction with our compensation consultant, our Committee reviews the composition of our peer group annually. We purposely choose a large selection of similarly sized companies because we believe that those companies are representative of the talent pool that we would reach into to recruit successors for any of our senior management leaders, and in fact, the last two senior executives that we hired came from large corporations who were not direct competitors of ours and not in the distribution industry. We also believe that a large pool of comparable companies is better than choosing a smaller group. When we engage professional search firms to assist us in identifying senior executive talent, they survey a set of corporations even larger than our peer group.

Our management team conducts a thorough leadership review process every year. Our focus on talent management is critical to our high performance culture and ongoing success. In the course of that intensive, annual review process, the entire Board and our Committee are informed of relevant issues relating to our senior management team. We are thus able to review personal development plans, actual performance, and alignment to corporate standards and expectations. From that feedback, we are able to drive a deeper understanding of whether our total compensation plans are promoting positive action or not. The Committee can use this information to help assess the appropriateness of our compensation approach for any individual whose compensation we review.

Summary

Our philosophy, approach, and the manner in which we assess our total compensation planning have been consistently applied since we became a public company. We intend to maintain our high standards and make sure that the objectives and total compensation of our senior executives are aligned with objectives of our shareholders.

COMPENSATION SETTING PROCESS

Our Board has delegated to the Committee, composed entirely of independent, non-employee Directors, the responsibility of administering executive compensation and benefit programs, policies and practices. The Committee annually reviews the performance of the management team relative to financial results and non-financial measures, including the areas of strategic and organizational development. The Committee then reviews, approves, and recommends to the Board (and the Board jointly approves) the compensation levels for our NEOs on an annual basis.

Our compensation setting process for NEOs consists of the following steps:

•	Consider the Company’s financial performance;

•	Review external market data;

•	Confirm the reasonableness of total compensation awards as well as the reasonableness of each component of compensation when compared to peer companies;

•	Assess overall Company performance in relation to our objectives, competition and industry circumstances;

•	Assess individual performance, changes in duties and responsibilities, and strategic and operational accomplishments;

•	Adjust base salaries, as appropriate, based on job performance, leadership, tenure, experience, and other factors, including market data relative to our peer companies;

•	Make awards under our long-term incentive plan that reflect recent performance and an assessment of the future impact each NEO can have on the long-term success of the Company; and

•	Apply consistent practices from year to year for annual cash incentive award payments based on an evaluation of pre-established operating and financial performance factors, non-financial performance criteria, and strategic, operational, and organizational development objectives.

The Committee also engages an independent compensation consultant to assist in reviewing its processes, to provide market comparison information, and to make recommendations.

USE OF COMPENSATION CONSULTANTS

To assist in the compensation setting process, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an internationally recognized executive compensation consultancy, to provide information and advice regarding compensation and benefit levels and incentive plan designs. In particular, the Committee retained Meridian to gather market data, prepare compensation plan reviews, identify general trends and practices in executive compensation programs, perform a study of the compensation of senior management at comparable and similarly-sized (by revenue) companies, and furnish its input regarding the compensation and incentives of the Chief Executive Officer and other executives. In addition, the Committee sought the recommendation of the Chief Executive Officer regarding the other NEOs relative to compensation adjustments and individual performance objectives he believed would be appropriate to achieve the Company’s strategic and operational goals. Our Committee meets in person or telephonically at least five times each year, and our Committee’s Chairman meets with management and our independent compensation consultant more regularly throughout the course of the year. The working relationship between the Committee and management is constructive and independent. Our Committee reports to the entire Board of Directors at every Board meeting on its activities, the research commissioned from our compensation consultant and on the Committee’s specific compensation deliberations and decisions that directly affect our executive leadership team.

COMPENSATION COMPARATOR GROUP

In 2010, the Committee reviewed analyses of compensation paid by companies in our comparator group through the use of marketplace compensation profiles prepared by Meridian. At the Committee’s request, Meridian conducted a comprehensive review of the comparator group used in prior years, and no changes were made in 2010. In December 2010, Meridian recommended a few changes to the peer group starting in 2011 to reflect the companies with which the Company competes for executive talent.(1) The comparator group comprises comparably-sized, industrial firms, distribution companies and businesses with dispersed locales for which logistics are important, companies in industries in which asset management, in addition to operating margin, is a relevant measure of company performance, and other large distributors, wholesalers and retailers, which are potential competitors for executive talent of interest to WESCO.

The current comparator group includes the following 45 companies:

COMPENSATION COMPARATOR GROUP

Andersen Corporation
Applied Ind. Technologies
AutoZone, Inc.
Avis Budget Group
Belk, Inc.
Big Lots, Inc.
Boise Cascade LLC
Boise, Inc.
BorgWarner
Brinker International, Inc.
Camron International  Corporation
Corn Products Int’l Inc.
Cooper Industries, Inc.
Darden Restaurants, Inc.
Dover Corporation
Ecolab
FMC Technologies
General Parts International, Inc.
Hubbell Incorporated
Hy-Vee, Inc.
Kohler Company
Lennox International, Inc.
Molson Coors Brewing Co.
NCR Corporation
Pitney Bowes, Inc.
Praxair, Inc.
Rockwell Automation
Ross Stores, Inc.
Ryder System, Inc.
Sauer-Danfoss, Inc.
Schneider National, Inc.
Smurfit-Stone Container  Corporation
Sonoco Products Company
Spartan Stores, Inc.
NewPage Corporation
OfficeMax Incorporated
Temple-Inland Inc.
The Bon-Ton Stores, Inc.
The Pantry, Inc.
Thomas & Betts Corp.
Trane Inc.
United Stationers Inc.
Vulcan Materials Company
W.W. Grainger, Inc.
Waste Management, Inc.

The Committee reviews compensation practices among these companies to provide the Committee with relevant data in setting appropriate compensation levels for its NEOs. This market analysis, which is conducted by Meridian, makes it possible to evaluate and assess compensation for numerous executive positions that are not

(1) For 2011, Anixter International, Inc., Fastenal Company, MSC Industrial Direct Co., Inc. and Watsco, Inc. will be added to the peer group, and Molson Coors Brewing Co. will be removed.

included in proxy statements or other public filings. To adjust for a variation in size among our Company and the companies in the comparator group, Meridian uses regression analysis to adjust market values for differences in company size, based on annual revenues, which is consistent with industry practices.

Management Succession Plan

The Board has a succession planning process in which it considers and reviews succession plans for executive positions annually. As disclosed previously, a major management succession event occurred in 2009 with John J. Engel being named as President and Chief Executive Officer and with Roy W. Haley serving during a transition period as Chairman of the Board until his retirement at the close of the Annual Meeting of the Stockholders in 2011. Prior to September 2009, Mr. Haley had been Chairman and Chief Executive Officer since 1998.

ELEMENTS OF COMPENSATION

Base Salaries

Base salaries are intended to provide our NEOs with a level of competitive cash compensation that is critical for retention and appropriate given their position, responsibilities and accomplishments with the Company. Salaries for executives are reviewed annually. The Committee reviews detailed individual salary history for the NEOs and compares their base salaries to salaries for comparable positions at companies within our comparator group. From time to time, the Committee adjusts base salaries for executive officers to reflect performance, changes in job scope, and market practices among the comparator group generally based on the 50th percentile of base salaries for comparable positions.

In 2010:

•	As described on page 27, Mr. Haley’s base salary was reduced from an annualized rate of $865,000 to an annualized rate of $600,000 from July 1, 2010 through June 30, 2011 to reflect the implementation of the management succession plan described above;

•	Mr. Engel’s base salary was unchanged during 2010 at an annualized rate of $725,000;

•	Mr. Van Oss’ base salary was unchanged during 2010 at an annualized rate of $600,000;

•	Mr. Heyse’s base salary was increased to $365,000 from $325,000, effective April 1, 2010; and

•	The base salary for Ms. Lazzaris was set at an annualized rate of $275,000 upon joining the Company in February 2010.

Mr. Engel, the President and Chief Executive Officer, makes base salary recommendations to the Committee for all of the NEOs, excluding himself. In determining adjustments to base salaries, the Committee considers Company performance, prevailing economic conditions, base salaries of recent additions to management, performance assessments, changes in duties and responsibilities, comparable salary practices of companies within our peer group, the recommendation of Mr. Engel (in the case of the other NEOs), and any other factors the Committee deems relevant.

For 2011, the Committee approved the following annualized base salaries for the NEOs, effective April 1, 2011: Mr. Engel, $800,000; Mr. Van Oss, $625,000; Mr. Heyse, $400,000; and Ms. Lazzaris, $325,000. Mr. Haley’s base salary was unchanged.

Short-Term Incentives

Our practice is to award cash incentive bonuses for achievement of our strategic, financial, operational, and organizational development objectives. Target short-term incentives are designed to provide compensation opportunities generally approximating the 50th percentile of the comparator group.

Annually, the Board reviews and approves the Company’s performance criteria and financial and operational targets for the upcoming year. For purposes of our annual incentive program, the performance measures for our President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, as NEOs who are corporate officers with broad-ranging responsibilities across the entire enterprise or for multiple operating and corporate support functions (i.e., Messrs. Engel, Van Oss and Heyse), consist of the achievement of earnings before interest, taxes, depreciation and amortization (EBITDA), free cash flow and return on invested capital (ROIC) targets, and individual performance objectives. For purposes of our annual incentive program, the performance measures for our corporate Vice Presidents in charge of a key company-wide support functions consist of achievement of EBITDA and individual performance objectives. Under the terms of Mr. Haley’s 2009 amended and restated employment agreement, he is not eligible for a 2010 cash incentive bonus.

The performance measures we used to determine annual cash incentive bonuses for Messrs. Engel, Van Oss and Heyse, the relative weightings of such measures, and the related payout as a percentage of opportunity are reflected below:

			Payout Percent of
Performance Measure	Weighting	Percent Achievement	Maximum Opportunity(1)

Earning Before		< 85%	0%
Interest Taxes	25%	85% to 100%	Up to 50%
Depreciation and		>100% to 115%	Between 50% and 100%
Amortization

		< 85%	0%
Free Cash Flow	25%	85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%

		< 85%	0%
Return on Invested Capital	25%	85% to 100%	Up to 50%
		>100% to 115%	Between 50% and 100%
		<25%	0%
Individual Performance	25%	25% to 100%	Up to 100%

Total (as a percent of Opportunity)	100%		0% to 100%

(1)	Amounts interpolated, as appropriate.

For 2010, the cash incentive bonuses for each NEO were determined as follows:

Mr. Engel received a 2010 cash incentive bonus of $1,230,000, which was based on a base salary of $725,000 for the year with a maximum incentive payout percentage opportunity of 200%. Thus, in dollars, his maximum bonus opportunity was $1,450,000 (i.e., $725,000 x 200%). The actual achievement of each of the financial components in the chart above was: (1) the Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) payout percentage was 87.5%, since 2010 EBITDA of $234.9 million represented an actual achievement level of 113.6%; (2) the Free Cash Flow payout percentage was 62.5%, since 2010 actual Free Cash Flow of $112.2 million represented an achievement level of 106.0%; and (3) the Return on Invested Capital (“ROIC”) payout percentage was 100%, since the actual level of 9.3% represented a 119.2% achievement level. For the fourth component of individual achievement, which represents the Committee’s overall review and qualitative assessment of performance and accomplishments during the year, the Committee awarded approximately 90% in recognition of Mr. Engel’s efforts in developing and refining the Company’s strategy, advancing organization development and talent management, establishing the leadership team, improving investor relations, and executing the Company’s sales growth initiatives and LEAN efficiency improvements. Thus, Mr. Engel’s total cash incentive bonus of $1,230,000 for 2010 was calculated by multiplying $1,450,000 by ((25% weighting x 87.5% for EBITDA) + (25% weighting x 62.5% for Free Cash Flow) + (25% weighting x 100% for ROIC) + (25% weighting x 90% for individual performance)), or approximately $1,230,000.

Mr. Van Oss received a 2010 cash incentive bonus of $800,000, which was based on a base salary of $600,000 for the year with a maximum incentive payout percentage opportunity of 160%. Thus, in dollars, his maximum bonus opportunity was $960,000 (i.e., $600,000 x 160%). Mr. Van Oss’ total cash incentive bonus of $800,000 was calculated by multiplying $960,000 by ((25% weighting x 87.5% for EBITDA) + (25% weighting x 62.5% for Free Cash Flow) + (25% weighting x 100% for ROIC) + (25% weighting x 83% for individual performance)), or approximately $800,000 in total. The portion for individual performance, which represents the Committee’s overall review and qualitative assessment of performance and accomplishments during the year, was based on the Committee’s recognition of Mr. Van Oss’ efforts in accelerating execution and improving effectiveness of sales and marketing initiatives, advancing billing and gross margin improvement efforts, refining the Company’s acquisition strategy and improving operations and organizational efficiency.

Mr. Heyse received a 2010 cash incentive bonus of $290,000, which was based on a base salary of $325,000 for three months of the year and a base salary of $365,000 for nine months of the year with a maximum incentive payout percentage opportunity of 100%. Thus, in dollars, Mr. Heyse’s maximum bonus opportunity was $355,000 (i.e., $325,000 x 3/12 x 100% plus $365,000 x 9/12 x 100%). His total cash incentive bonus of $290,000 was calculated by multiplying $355,000 by ((25% weighting x 87.5% for EBITDA) + (25% weighting x 62.5% for Free Cash Flow) + (25% weighting x 100% for ROIC) + (25% weighting x 77% for individual performance)), or approximately $290,000 in total. The portion for individual performance, which represents the Committee’s overall review and qualitative assessment of performance and accomplishments during the year, was based on the Committee’s recognition of Mr. Heyse’s efforts in leading the implementation of financial software, improving working capital performance, developing and implementing enterprise risk management plans and increasing efficiency of administrative functions.

The performance measures we used to determine annual cash incentive bonuses for Ms. Lazzaris, the relative weightings of such measures, and the related payout as a percentage of opportunity are reflected below:

			Payout Percent of
Performance Measure	Weighting	Percent Achievement	Maximum Opportunity(1)

Earning Before		< 85%	0%
Interest Taxes	60%	85% to 100%	Up to 50%
Depreciation and		>100% to 115%	Between 50% and 100%
Amortization

Individual Performance	40%	<25% 25% to 100%%	0% Up to 100%

Total (as a percent of
Opportunity)	100%		0% to 100%

(1)	Amounts interpolated, as appropriate.

Ms. Lazzaris received a 2010 cash incentive bonus of $225,000. She was employed by the Company for approximately 11 months of the year at an annualized base salary of $275,000 with a maximum incentive payout percentage opportunity of 100%. Thus, in dollars, Ms. Lazzaris’ maximum bonus opportunity was $252,083 (i.e., $275,000 x 11/12 x 100%). Her total cash incentive bonus of $225,000 was calculated by multiplying $252,083 by ((60% weighting x 87.5% for EBITDA) + (40% weighting x 92% for individual performance)), or approximately $225,000 in total. The portion for individual performance, which represents the Committee’s overall review and qualitative assessment of performance and accomplishments during the year, was based on the Committee’s recognition of Ms. Lazzaris’ efforts in completing the general counsel assimilation plan, leading the legal department in support of the Company’s business objectives, developing and implementing enterprise risk management plans and supporting the Company’s organic and acquisition growth objectives.

The Committee and the Board retain the right to increase or decrease performance objectives or to make discretionary adjustments to annual incentive awards to reflect acquisitions, changes in responsibility, external changes, or unanticipated business conditions that have a material impact on the fairness of the previously established performance factors.

Long-term Incentives

The purpose of long-term incentives is to carefully align the shareholder value creation objectives with the needs of the business. Executing the business strategy necessarily requires tradeoffs of short and long-term performance. Accordingly, our incentives are designed to encourage and reward both short and long-term performance. The Committee believes that the optimal method to deliver long-term incentives is through stock appreciation rights (SARs) and restricted stock units (RSUs). We use RSUs to strengthen the retention qualities of our equity program and to be consistent with prevailing market practices. The mix, however, of these equity awards is geared purposefully toward motivating and rewarding management for achieving shareholder value creation. The grant date value of equity awards is 80% in SARs and 20% in RSUs.

Our philosophy is to grant SARs and RSUs having an economic value (based on the Company’s standard stock award assumptions for accounting purposes) which generally approximates the 50th percentile of grants by companies in our comparator group. We believe this target allows us to attract, motivate and retain the executive talent necessary to develop and execute our business strategy. Our SARs vest ratably over three years, and our RSUs cliff vest after three years.

In 2010, the Committee authorized a total issuance of 708,949 SARs and 153,318 RSUs. The authorized awards were approximately equal to 2% of the weighted average outstanding stock of the Company. With respect to the NEOs other than himself, the Chief Executive Officer makes grant recommendations to the Committee based on each individual executive’s expected long-term contributions to the value creation of the Company and consideration of market data. The Committee considers the Chief Executive Officer’s recommendations and Meridian’s analysis in making its grant determinations. With respect to the Chief Executive Officer, the Committee determines (without the input of the Chief Executive Officer) the amount of his grant, which it then recommends to the Board for approval.

It has been the recent practice of the Committee to issue equity awards annually, on or about July 1st of each year. Awards are generally determined several weeks prior to the grant date, which we set to occur on a date that does not conflict with any material events that are likely to positively or negatively affect the stock price. Starting in 2011, annual grants will be made in February to coincide with the Committee’s February meeting so that a total compensation review including base salary, bonus and equity awards may be undertaken at one time. We believe that this timing will not conflict with any material events that are likely to positively or negatively affect the stock price.

In 2010, we granted SAR and RSU awards to approximately 136 employees. The SAR and RSU grants to our NEOs in 2010 were as follows:

					SARs	RSU Cliff-
	SAR	RSU		Grant	Expiration	Vesting
NEO	Awards	Awards	Grant Date	Price(1)	Date	Date

Haley	0	78,669	7/1/10	$33.05	N/A	(2)
Engel	125,597	13,918	7/1/10	$33.05	7/1/2020	2013
Van Oss	81,911	9,077	7/1/10	$33.05	7/1/2020	2013
Heyse(3)	39,863	4,418	7/1/10	$33.05	7/1/2020	2013
Lazzaris(4)	15,017	1,664	7/1/10	$33.05	7/1/2020	2013

(1)	Represents the exercise price for the SARs granted and the RSUs at issuance price, which was the closing price of our Company stock on the July 1, 2010 grant date in accordance with Compensation Committee action on June 17, 2010.

(2)	RSU awards to Mr. Haley were made in accordance with his 2009 Employment Agreement, as described on page 27, which provides for vesting upon retirement.

(3)	For SAR grants to Mr. Heyse pursuant to the grant provisions described on page 27, see the tables on pages 37 and 38.

(4)	For SAR grants to Ms. Lazzaris pursuant to the grant provisions described on page 27, see the tables on pages 37 and 38.

Our Insider Trading Policy prohibits Directors and officers from engaging in hedging transactions involving Company securities.

Retirement Savings

Our Company maintains a 401(k) Retirement Savings Plan for all eligible employees, including the NEOs. In 2010, the Company provided two types of 401(k) plan contributions with respect to eligible employees. The Company matched employee contributions at a rate of $0.50 per $1.00 of contributions up to 6% of eligible compensation. Previously, the match had been temporarily suspended due to economic conditions, but it was reinstated for 2010 for all employees. The Company may also make discretionary contributions to the 401(k) plan. There was, however, no discretionary payment made in 2010 for the plan year ended in December 2009. The Company plans to make a discretionary payment in 2011 for the plan year ended in December 2010, for which contribution amounts are expected to be based on age and years of service and will vary from 1% - 7% of an employee’s annual base salary.

We also maintain an unfunded non-qualified deferred compensation plan for a select group of qualifying management or highly compensated employees, including the NEOs, under certain provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Participants may defer a portion of their salary and are eligible for a Company match at a rate of $0.50 per $1.00 up to 6% of eligible compensation less any Company match paid under the Retirement Savings Plan. Previously, the match had been temporarily suspended due to economic conditions, but it was reinstated for 2010 for all employees. Earnings are credited to employees’ accounts based on their selection from offered investment funds. Notwithstanding any provision of the Deferred Compensation Plan or benefit election made by any participant deemed to be a key employee, benefits payable under the Deferred Compensation Plan will not commence until at least six months after the key employee’s separation from employment. See the “Non-Qualified Deferred Compensation” table on page 34 for more information regarding the NEOs’ benefits under the Deferred Compensation Plan.

Our Company does not have a defined benefit or supplementary retirement plan or a plan providing for post-retirement health benefits.

Health and Welfare Benefits

We provide health benefits to full-time employees, including the NEOs, who meet the eligibility requirements. Employees pay a portion of the cost of healthcare on an increasing scale correlated to higher annual incomes. Accordingly, the NEO’s share of the cost of benefit coverage under our plan is higher than other employees. Our health and welfare benefits are evaluated periodically by external benefits consultants to assess plan performance and costs and to validate that benefit levels approximate the median value provided to employees of peer companies.

Perquisites

During 2010, the Company provided a limited number of perquisites to the NEOs. They primarily consist of a vehicle allowance and club memberships. The Compensation Committee determined that it is in the Company’s best interest to continue providing these perquisites in order to offer a competitive pay package. The Company does not provide tax-gross ups on executive-only perquisites. See the “All Other Compensation” table on page 33 for more information regarding the perquisites given to our NEOs.

Clawback Provisions

The Committee and the Company intend, upon the Securities and Exchange Commission’s adoption of final rules complying with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act’s provisions regarding incentive compensation, to adopt a “clawback” policy in accordance with those rules. The “clawback” policy will provide for recovery of incentive compensation, if any, in excess of what would have been paid to officers of the Company in the event that the Company is required to restate financial results.

OTHER COMPENSATON AND EMPLOYMENT ARRANGEMENTS

Stock Ownership Guidelines for Executive Officers

Our Board has adopted stock ownership guidelines for certain executive officers. For the NEOs, the ownership guidelines are as follows:

•	Chief Executive Officer — four times his annual base salary; and

•	Senior Vice Presidents and Vice Presidents — two times their base salary.

These officers are expected to acquire their initial ownership positions within three years of their appointment and to hold these initial ownership positions during their service as executives of the Company. All of our NEOs have acquired or are acquiring equity in accordance with the guidelines. See “Security Ownership” on page 12 for more information on their ownership positions. See also “Director Compensation” on page 29 for information about Stock Ownership Guidelines for Directors.

Chief Executive Officer Compensation

Mr. Engel’s compensation is higher than the compensation of other NEO’s due to the broad scope of his responsibilities as Chief Executive Officer, including executive leadership in the development, articulation and promotion of the Company’s vision, goals and values, the development and execution of the Company’s long-term strategy and annual operating and financial plans, the development and motivation of the senior management team, ensuring the recruitment, training and development of the required human resources to meet the needs of the Company, and overall service as the principal spokesperson for the Company in communicating with stockholders, employees, customers, suppliers, and our Board and Board committees. During the year, Mr. Engel’s base salary was approximately 75% of the 50th percentile for the Company’s peer group, and his target total compensation for 2010, including salary, cash incentive bonus and equity grants, was approximately 71% of the 50th percentile for the Company’s peer group.

Employment, Severance or Change in Control Arrangements

Mr. Engel has a 2009 Employment Agreement that provides for, among other things, an annual base salary of $725,000, as may be adjusted in the Compensation Committee’s discretion, with a target bonus of 100% of base salary and a bonus opportunity of up to 200% of his base salary. Mr. Engel also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Engel’s employment is terminated by the Company without cause or by Mr. Engel for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Engel will instead be entitled to receive, (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. As disclosed previously, other than the two pre-existing employment agreements with Messrs. Engel and Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 41 for additional information. The 2009 employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Engel is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

Mr. Van Oss has a 2009 Employment Agreement that provides for, among other things, an annual base salary of $600,000, as may be adjusted in the Compensation Committee’s discretion, with a target bonus of 80% of base salary and a bonus opportunity of up to 160% of his base salary. Mr. Van Oss also receives long-term equity-based incentives under the Company’s Long-Term Incentive Plan as determined by the Committee. In the event that prior to a change in control Mr. Van Oss’ employment is terminated by the Company without cause or by Mr. Van Oss for good reason, he will be entitled to receive monthly cash payments for 24 months in an amount equal to his monthly base salary as of the termination date, a lump sum cash amount equal to his target annual incentive opportunity for the year in which he was terminated and accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. If such termination occurs within two years after a change in control, Mr. Van Oss will instead be entitled to receive, (i) a lump sum cash payment equal to two times the sum of his annual base salary and his annual target incentive opportunity as of the termination date, (ii) a gross-up payment to offset certain excise taxes, if any, (iii) prorated incentive compensation for the year in which he was terminated and (iv) accelerated vesting of all stock-based awards, exercisable for up to 18 months, except for performance-based awards where operational or performance criteria have not been met. As disclosed previously, other than the two pre-existing employment agreements with Messrs. Engel and Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements. See “Potential Payments Upon Termination” on page 43 for additional information. The 2009 employment agreement has a term of three years and thereafter is subject to one-year automatic extensions. Mr. Van Oss is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

In accordance with Mr. Haley’s 2009 Employment Agreement, Mr. Haley’s compensation as Chairman of the Board was reduced to $600,000 for the period July 1, 2010 through June 30, 2011, down from an annualized rate of $865,000 during the first half of 2010. Mr. Haley also received a grant of RSUs on July 1, 2010 with a grant date value of $2.6 million. In the event that Mr. Haley’s employment is terminated by the Company without cause or by Mr. Haley for good reason or by reason of Mr. Haley’s death or disability, he will be entitled to receive his unpaid base salary until June 2011. In addition, upon such termination all of Mr. Haley’s stock-based awards will become immediately vested and exercisable for up to 24 months. In the event of Mr. Haley’s retirement, his stock-based awards will become immediately vested and exercisable for up to 36 months. Mr. Haley is subject to confidentiality obligations during the term of his employment and for five years thereafter. He is bound by restrictive covenants in the form of non-competition and non-solicitation of employees and customers during the term of his employment and for a period of two years thereafter.

Mr. Heyse received SARs equal to the number of shares he purchased for long-term investment within the first twelve months of employment (up to the equivalent of three times his initial annual base salary) at a strike price set at the closing price on the date of purchase on the open market in one or more transactions, not to exceed three trading days. Mr. Heyse will be entitled to receive a severance payment equal to one year’s base salary if he is terminated by the Company without cause or if he terminates his employment for good reason.

Ms. Lazzaris is entitled to receive SARs equity grants equal to the number of shares she purchases for long-term investment within the first twelve months of employment (up to the equivalent of two times annual base salary) at a strike price set at the closing price on the date of purchase on the open market in one or more transactions, not to exceed three trading days. Ms. Lazzaris will be entitled to receive a severance payment equal to one year’s base salary if she is terminated by the Company without cause, if she terminates her employment for good reason, or if her employment is terminated within one year following a change in control of the Company (other than for cause).

During 2006, our Board adopted the WESCO Distribution, Inc. 2006 Severance Plan which provides severance benefits to all eligible employees, not limited to executives. In accordance with the WESCO Distribution, Inc. 2006 Severance Plan, in the event of an involuntary not for cause termination, an eligible employee would receive severance payments of up to 52 weeks of base pay based on the employee’s completed years of service.

Compensation Practices and Risk

The Committee reviewed the potential for risk regarding our compensation program design, including incentive compensation. The Committee has reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results.

Deductibility of Executive Compensation

The Company intends for compensation paid to its executive officers to be within the limits of, or exempt from, the deductibility limits of Section 162(m) of the Internal Revenue Code and expects that all compensation will be deductible. However, the Company reserves the right to pay compensation that is not deductible if it determines that to be in the best interests of the Company and its stockholders. Section 162(m) generally imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s named executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria). For 2010, the payments for the annual incentive awards were designed to satisfy the requirements for deductible compensation. As required under applicable tax laws, the Company generally must obtain shareowner approval every five years of the material terms of the performance goals for qualifying performance-based compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in our Proxy Statement, and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully Submitted:

The Compensation Committee

James L. Singleton, Chairman
Sandra Beach Lin
John K. Morgan
Lynn M. Utter

DIRECTOR COMPENSATION

Compensation

Independent members of the Board of Directors receive compensation in the form of an annual retainer and an annual equity award. Directors have the ability to defer 25% to 100% of the retainer. Deferred amounts are converted into stock units and credited to an account in the Director’s name using the average of the high and low trading prices of our Common Stock on the first trading day in January of that year. During 2010, non-employee Directors received an annual retainer of $70,000, payable in shares of our Common Stock or a combination of cash and shares of our Common Stock (of which a maximum of 50% may consist of cash) at each Director’s election. The Chair of our Audit Committee received an additional retainer of $10,000 payable annually. For 2011, the Board adjusted the annual retainer to $80,000 from $70,000, and the Presiding Director will receive an additional retainer of $15,000. The Chair of the Audit Committee will receive an additional retainer of $15,000 (increased from $10,000), each other member of the Audit Committee will receive an additional retainer of $5,000, and the Chairs of the Nominating & Governance Committee and Compensation Committee will each receive an additional retainer of $10,000.

In addition to the retainer, non-employee Directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and Committee meetings. Directors receive no additional compensation for Board or Committee meeting attendance. Members of our Board who are also our employees do not receive compensation for their services as Directors.

In addition, as of July 1, 2010, each continuing non-employee Director received an equity grant. For 2010, Directors received a grant of non-qualified SARs and RSUs. Starting in 2011, each non-employee Director’s equity grant will be in the form of RSUs, and grants will be made in February to coincide with the Committee’s February meeting, which as described on page 24 is the same timing of annual equity award grants to employees, and thus equity awards to Directors will be made at the same time for administrative efficiency. We believe that this timing will not conflict with any material events that are likely to positively or negatively affect the stock price. The exercise price of the SARs is equal to the fair market value per share of our Common Stock on the date of grant. A non-employee Director’s equity awards granted through 2007 vest on the third anniversary of the date of grant. SARs granted since 2007 vest in one-third increments on the anniversary date of the grant. RSUs granted in 2009 and 2010 vest on the third anniversary of the date of the grant. If a Director’s Board service ends as a result of a scheduled Board term expiration, then all of the Director’s equity will vest in full. If a Director’s Board service is terminated prior to a normal termination or re-election date, then unvested equity is forfeited. It was determined at the May 19, 2010 meeting of the Board to award 4,642 SARs and 514 RSUs to each Director for 2010. The SARs and RSUs awarded July 1, 2010, have a grant price of $33.05, the closing price of our Common Stock on July 1, 2010. The expiration date of the SARs is July 1, 2020.

Distribution of deferred stock units will be made in a lump sum or in installments, in the form of shares of our Common Stock, in accordance with the distribution schedule selected by the Director at the time the deferral election is made. All distributions will be made or begin as soon as practical after January 1 of the year following the Director’s termination of Board service.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines for Directors. Directors are expected to acquire beneficial ownership of an amount of equity in our Company with an initial value of at least two times their annual retainer, and beginning in 2011, the Board increased this ownership guideline amount to four times the annual retainer. Directors are expected to hold these initially acquired ownership positions during their service as Directors.

DIRECTOR COMPENSATION FOR 2010

	Fees Earned
	or Paid
Name	in Cash(1)	Stock Awards(2)(4)	Equity Awards(3)(4)	Total

Beach Lin	$70,000	$16,988	$68,005	$154,993
Miles	$70,000	$16,988	$68,005	$154,993
Morgan	$70,000	$16,988	$68,005	$154,993
Raymund	$70,000	$16,988	$68,005	$154,993
Singleton	$70,000	$16,988	$68,005	$154,993
Tarr	$80,000	$16,988	$68,005	$164,993
Utter	$70,000	$16,988	$68,005	$154,993
Vareschi	$70,000	$16,988	$68,005	$154,993

(1)	Represents the amount of the Director’s annual retainer, for which Directors Beach Lin, Miles, Raymund and Singleton each received $35,000 in cash during December 2010. All other Directors deferred their 2010 retainer fees in accordance with the Company’s Deferred Compensation Plan for Non-Employee Directors.

(2)	Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R), of RSUs. On July 1, 2010, each Director was awarded 514 RSUs with a grant date fair value of $33.05 per RSU, which was the closing price of our Common Stock on July 1, 2010. These RSU awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 2 to our financial statements for the year ended December 31, 2010, which is located on page 37 of our Annual Report on Form 10-K.

(3)	Amounts represent the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R), of SARs. On July 1, 2010, each Director was awarded 4,642 SARs with a grant date Black Scholes value of $14.65 per SAR and an exercise price of $33.05, the closing price of our Common Stock on July 1, 2010. These SAR awards are subject to time-based vesting criteria. The assumptions used in calculating these amounts are set forth in Note 2 to our financial statements for the year ended December 31, 2010, which is located on page 37 of our Annual Report on Form 10-K.

(4)	All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders. See the “Director Outstanding Equity Awards at the Year-End” table on page 31 for more information regarding the equity awards held by Directors as of December 31, 2010.

DIRECTOR OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Market
		Underlying	Underlying			Number of	Value of
		Unexercised	Unexercised			Shares of	Shares of
		Equity	Equity			Stock That	Stock That
	Grant	Awards	Awards	Exercise	Expiration	Have Not	Have Not
Name	Date(1)(2)	Exercisable	Un-exercisable	Price	Date	Vested	Vested

Beach Lin	7/01/2004	5,000	—	$17.90	7/01/2014	—	—
	7/01/2005	5,000	—	$31.65	7/01/2015	—	—
	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	3,500	—	$60.45	7/01/2017	—	—
	7/01/2008	4,000	2,000	$40.04	7/01/2018	—	—
	7/01/2009	2,034	4,066	$25.37	7/01/2019	675	$35,640
	7/01/2010	—	4,642	$33.05	7/01/2020	514	$27,139
Total:		22,034	10,708			1,189	$62,779
Miles	7/01/2005	5,000	—	$31.65	7/01/2015	—	—
	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	3,500	—	$60.45	7/01/2017	—	—
	7/01/2008	4,000	2,000	$40.04	7/01/2018	—	—
	7/01/2009	2,034	4,066	$25.37	7/01/2019	675	$35,640
	7/01/2010	—	4,642	$33.05	7/01/2020	514	$27,139
Total:		17,034	10,708			1,189	$62,779
Morgan	7/01/2008	4,000	2,000	$40.04	7/01/2018	—	—
	7/01/2009	2,034	4,066	$25.37	7/01/2019	675	$35,640
	7/01/2010	—	4,642	$33.05	7/01/2020	514	$27,139
Total:		6,034	10,708			1,189	$62,779
Raymund	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	3,500	—	$60.45	7/01/2017	—	—
	7/01/2008	4,000	2,000	$40.04	7/01/2018	—	—
	7/01/2009	2,034	4,066	$25.37	7/01/2019	675	$35,640
	7/01/2010	—	4,642	$33.05	7/01/2020	514	$27,139
Total:		12,034	10,708			1,189	$62,779
Singleton	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	3,500	—	$60.45	7/01/2017	—	—
	7/01/2008	4,000	2,000	$40.04	7/01/2018	—	—
	7/01/2009	2,034	4,066	$25.37	7/01/2019	675	$35,640
	7/01/2010	—	4,642	$33.05	7/01/2020	514	$27,139
Total:		12,034	10,708			1,189	$62,779
Tarr	7/01/2005	5,000	—	$31.65	7/01/2015	—	—
	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	3,500	—	$60.45	7/01/2017	—	—
	7/01/2008	4,000	2,000	$40.04	7/01/2018	—	—
	7/01/2009	2,034	4,066	$25.37	7/01/2019	675	$35,640
	7/01/2010	—	4,642	$33.05	7/01/2020	514	$27,139
Total:		17,034	10,708			1,189	$62,779
Utter	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	3,500	—	$60.45	7/01/2017	—	—
	7/01/2008	4,000	2,000	$40.04	7/01/2018	—	—
	7/01/2009	2,034	4,066	$25.37	7/01/2019	675	$35,640
	7/01/2010	—	4,642	$33.05	7/01/2020	514	$27,139
Total:		12,034	10,708			1,189	$62,779
Vareschi	7/01/2005	5,000	—	$31.65	7/01/2015	—	—
	7/01/2006	2,500	—	$69.00	7/01/2016	—	—
	7/01/2007	3,500	—	$60.45	7/01/2017	—	—
	7/01/2008	4,000	2,000	$40.04	7/01/2018	—	—
	7/01/2009	2,034	4,066	$25.37	7/01/2019	675	$35,640
	7/01/2010	—	4,642	$33.05	7/01/2020	514	$27,139
Total:		17,034	10,708			1,189	$62,779

(1)	Grants beginning July 1, 2009, are SARs and RSUs. Grants from July 1, 2005 to July 1, 2008 are SARs. Grants prior to July 1, 2005 are stock options.

(2)	All SAR awards in the time period of 2004 to 2006 to non-employee Directors cliff vest on the third anniversary of the date of grant and expire ten years from the grant date. 2007, 2008, 2009 and 2010 SAR awards to non-employee Directors vest in one-third increments on the anniversary date of the grant and expire ten years from the grant date. 2009 and 2010 RSU awards cliff vest on the third anniversary of the grant date.

SUMMARY COMPENSATION TABLE

					Non-Equity
Name and Principal				Equity	Incentive Plan	All Other
Position	Year		Salary	Awards(1)(2)	Compensation(3)	Compensation(4)	Total

Roy W. Haley,	2010		$732,500	$2,600,000	$0	$18,197	$3,350,697
Chairman of the Board	2009	(5)	$815,098	$4,000,000	$0	$65,035	$4,880,133
	2008		$854,167	$2,736,160	$775,000	$81,455	$4,446,782
John J. Engel,	2010		$725,000	$2,300,000	$1,230,000	$60,526	$4,315,526
President and CEO	2009	(5)	$591,828	$2,100,000	$450,000	$48,809	$3,190,637
	2008		$528,333	$1,026,060	$260,000	$40,307	$1,854,700
Stephen A. Van Oss,	2010		$600,000	$1,500,000	$800,000	$43,893	$2,943,893
SVP and COO	2009	(5)	$534,136	$1,500,000	$325,000	$39,143	$2,398,276
	2008		$528,333	$1,026,060	$260,000	$48,568	$1,862,961
Richard P. Heyse,	2010		$355,000	$1,024,259	$290,000	$17,292	$1,686,551
VP and CFO	2009	(5)	$164,792	$133,909	$100,000	$123,860	$522,561
Diane E. Lazzaris,	2010		$251,201	$342,661	$225,000	$14,600	$833,462
VP, Legal Affairs

(1)	Equity awards granted in 2009 and 2010 are SARs and RSUs, and for each person, the amounts were 80% SARs and 20% RSUs, except for Mr. Haley whose amounts were all RSUs. Equity awards granted in 2008 are SARs.

(2)	Represents aggregate grant date fair value at the time of the award, in accordance with FASB ASC Topic 718 (formerly FAS 123R). These equity awards are subject to time-based vesting criteria. The estimate of forfeitures related to service-based vesting requirements has been disregarded for purposes of this valuation. The assumptions used in calculating these amounts are set forth on page 37 of our financial statements for the year ended December 31, 2010 in our Annual Report on Form 10-K. All the equity awards were granted under the WESCO International, Inc. 1999 Long-Term Incentive Plan, as amended and approved by our Board and stockholders.

(3)	2010: Represents annual cash incentive bonus amounts which reflect compensation earned in year 2010, but approved and paid in year 2011. See page 21 for a description of our annual incentive plan. Under the terms of Mr. Haley’s 2009 Employment Agreement, he will not be eligible for an annual cash incentive during his employment term.

2009: Represents annual cash incentive bonus amounts which reflect compensation earned in year 2009, but approved and paid in year 2010. See page 21 for a description of our annual incentive plan. Under the terms of Mr. Haley’s 2009 Employment Agreement, he will not be eligible for an annual cash incentive during his employment term.

2008: Represents annual cash incentive bonus amounts which reflect compensation earned in year 2008, but approved and paid in year 2009. See page 21 for a description of our annual incentive plan.

(4)	See the All Other Compensation table on page 33 for additional information.

(5)	Amounts shown are less than the individual’s stated base salary because during 2009 the Company had a cost-savings program of mandatory unpaid leaves of absence in which individuals took a week’s leave of absence in the second, third and fourth quarters without pay. In addition, Mr. Heyse’s amount was less than his stated annual base salary because he joined the Company in June 2009.

ALL OTHER COMPENSATION

The following table describes each component of the All Other Compensation column in the Summary Compensation Table. The most significant component of this table is Company payments or contributions to employee retirement savings programs. These payments are further analyzed in the table contained in footnote (4) and include payments which are also presented and discussed there.

					Payments Relating
					to Employee
		Other	Auto	Tax	Retirement
NEO	Year	Benefits(1)	Allowance(2)	Payments(3)	Savings Programs(4)	Total

Haley	2010	$3,840	$12,000	—	$2,357	$18,197
	2009	$9,049	$12,000	$3,998	$39,988	$65,035
	2008	$8,930	$12,000	$4,000	$56,525	$81,455
Engel	2010	$13,276	$12,000	—	$35,250	$60,526
	2009	$11,791	$12,000	$5,589	$19,429	$48,809
	2008	$1,200	$12,000	$157	$26,950	$40,307
Van Oss	2010	$4,143	$12,000	—	$27,750	$43,893
	2009	$5,926	$12,000	$2,100	$19,117	$39,143
	2008	$7,209	$12,000	$2,409	$26,950	$48,568
Heyse	2010	—	$12,000	—	$5,292	$17,292
	2009	$70,962	$6,500	$46,195	$203	$123,860
Lazzaris	2010	—	$11,000	—	$3,600	$14,600

(1)	This column reports the total amount of other benefits provided, none of which exceeded $10,000 unless otherwise noted. Benefits provided to the NEOs included club dues. The 2010 amount for Mr. Engel of $13,276 was for club dues. The 2009 amount for Mr. Heyse was for relocation payments. The Company’s relocation plan is broad-based and not executive only, and the Company does not purchase homes.

(2)	Represents a $1,000 monthly automobile allowance for all NEOs.

(3)	Represents “Gross-Up Payments” in 2009 and 2008 to the NEOs for taxes on reportable income resulting from Company-paid benefits including relocation (for Mr. Heyse), club dues and spousal travel expenses. In 2010, the Company paid no “Gross-Up Payments” to the NEOs, and the Company does not provide tax gross-ups on executive-only perquisites.

(4)	The Retirement Savings Program includes both the Retirement Savings Plan, a 401(k) plan and the Deferred Compensation Plan, a non-qualified plan. Company contributions to the retirement savings programs include matching contributions and discretionary contributions. The table below breaks down the Company contribution by plan and contribution type. Company matching contributions are capped at 50% of participant deferrals, not to exceed 3% of eligible compensation. Matching contributions are made to the 401(k) plan up to maximum limits established by the IRS, with any excess contributed to the deferred compensation plan. Similarly, discretionary contributions are made to the 401(k) plan up to maximum limits established by the IRS, with the excess contributed to the deferred compensation plan. Company discretionary contribution to the 401(k) Plan and the Deferred Compensation Plan reflect amounts earned based on results for 2007, 2008 and 2009, but paid in 2008, 2009 and 2010, where applicable.

					Company
			Company Matching	Company	Discretionary
		Company Matching	Contribution to	Discretionary	Contribution to
		Contribution to	Deferred	Contribution to	Deferred
NEO	Year	401k Plan	Compensation Plan	401k Plan	Compensation Plan	Total

Haley	2010	$2,357	$0	$0	$0	$2,357
	2009	$2,919	$34,969	$2,100	$0	$39,988
	2008	$2,700	$51,725	$2,100	$0	$56,525
Engel	2010	$4,950	$30,300	$0	$0	$35,250
	2009	$4,046	$13,283	$2,100	$0	$19,429
	2008	$6,750	$18,100	$2,100	$0	$26,950
Van Oss	2010	$3,300	$24,450	$0	$0	$27,750
	2009	$5,884	$11,133	$2,100	$0	$19,117
	2008	$6,514	$18,336	$2,100	$0	$26,950
Heyse	2010	$5,292	$0	$0	$0	$5,292
	2009	$203	$0	$0	$0	$203
Lazzaris	2010	$3,600	$0	$0	$0	$3,600

NONQUALIFIED DEFERRED COMPENSATION

The table below provides information on the non-qualified deferred compensation of the named executives in 2010.

		Executive	Company	Aggregate	Aggregate	Aggregate
		Contribution	Contributions	Earnings	Withdrawals/	Balance
Name	Year	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions	at Last FYE(4)(5)

Haley	2010	$0	$0	$416,118	$0	$3,225,475
Engel	2010	$70,500	$30,300	$50,996	$0	$508,876
Van Oss	2010	$231,250	$24,450	$213,787	$0	$2,385,729
Heyse	2010	$0	$0	$0	$0	$0
Lazzaris	2010	$0	$0	$0	$0	$0

(1)	Reflects participation by the NEOs in the Deferred Compensation Plan, including deferral of portions of both base salary and incentive compensation. The NEOs cannot withdraw any amounts from their deferred compensation balances until termination, retirement, death or disability with the exception that the Compensation Committee may approve an amount (“hardship withdrawal”) necessary to meet unforeseen needs in the event of an emergency.

(2)	All amounts in this column are Company matching contributions to the Deferred Compensation Plan. The Company did not make any discretionary contributions to the accounts of the NEOs in 2010. Please refer to footnote 4 of the All Other Compensation table for a discussion of the determination of these contributions, which amounts are reported as compensation in the “All Other Compensation” column of the Summary Compensation table on page 32.

(3)	Reflects investment returns or earnings (losses) calculated by applying the investment return rate at the valuation date to the average balance of the participant’s deferral account and Company contribution account since the last valuation date for each investment vehicle selected by the participant. Investment vehicles available to participants are a subset of those offered in the Company’s 401(k) Retirement Savings Plan and notably do not include Company stock. See footnote 5 and the related All Funds Performance table.

(4)	Based upon years of service to the Company, Mr. Haley, Mr. Engel, and Mr. Van Oss are each fully vested in the aggregate balance of their respective accounts at last year-end.

(5)	The funds currently chosen are Haley: American Funds AMCAP and RAFI Enhanced Large Company; Engel: Thornburg International Value, American Funds AMCAP, RAFI Enhanced Large Company, and Stable Value; and Van Oss: MFS Value Fund, Columbia Midcap Value, Thornburg International Value, American Funds Balanced, Loomis Sayles Investment Grade Bond, Diamond Hill Small Cap, Columbia Acorn Fund, American Funds AMCAP, Baron Small Cap, and Stable Value. The performance of selected funds is illustrated in the All Funds Performance table on page 35. Mr. Heyse and Ms. Lazzaris did not participate in the Deferred Compensation Program. For 2010, the registrant contributions are solely matched deferrals as the Company did not provide a discretionary contribution in the Non-Qualified Deferred Compensation Plan.

ALL FUNDS PERFORMANCE

		Annualized Returns(1)
		1	3	5	10	Since
Fund Name(2)	Ticker Symbol	Year	Year	Year	Year	Inception

Bench Mark
American Funds AMCAP R5	RAFFX	14.29%	(0.06)%	3.22%		4.83%
Large Growth	Russell 1000Growth TR USD	16.71%	16.71%	(0.47)%	3.75)%	0.02%
MFS Value Fund (Class A)	MEIAX	11.41%	(3.40)%	3.20%	3.57%
Large Value	Russell 1000Value TR USD	15.51%	15.51%	(4.42)%	1.28%	3.26%
RAFI Enhanced Large Company	N/A	18.09%	(2.35)%			(2.48)%
Large Blend	S&P 500 TR	15.06%	15.06%	(2.86)%	2.29%	1.41%
Columbia Acorn Fund (Class A)	LACAX	25.61%	2.34%	5.61%	8.98%
Equity Fund	Russell Mid Cap Growth TRUSD	26.38%	26.38%	0.97%	4.88%	3.12%
Thornburg International Value (R5)	TIVRX	14.08%	(4.27)%	7.22%		9.44%
Foreign Large Blend	MSCI EAFE NDTR_D	7.75%	7.75%	(7.02)%	2.46%	3.50%
American Balanced Fund (R5)	RLBFX	13.32%	0.83%	4.19%		5.27%
Balanced Fund	Morningstar Moderate Target Risk	12.41%	12.41%	2.12%	5.50%	5.68%
Loomis Sayles Invest Grade Bond (Y)	LSIIX	11.52%	7.93%	8.36%	8.96%
Bond Fund	BarCap US Agg Bond TR USD	6.54%	6.54%	5.90%	5.80%	5.84%
Stable Value Fund	N/A	4.69%	4.94%			4.97%
Other	Citigroup 30 Day T-Bill	0.09%	0.10%	0.81%	2.34%	2.28%
Diamond Hill Small Cap I	DHSIX	23.39%	5.87%	4.26%		7.39%
Small Value	Russell 2000 Value TR	24.50%	24.50%	2.19%	3.52%	8.42%
Columbia Mid Cap Value Opportunity R4	RMCVX	23.00%	(1.39)%	4.41%		9.39%
Mid-Cap Value	Russell Mid Cap Value TR USD	24.75%	24.75%	1.01%	4.08%	8.07%
Baron Small Cap (Inst)	BSFIX	23.79%				31.11%
Small Growth	Russell 2000Growth TR USD	29.09%	29.09%	2.18%	5.30%	3.78%

(1)	As of December 31, 2010.

(2)	Investment fund options for deferred compensation are a subset of the fund options that are available to all employees having 401(k) accounts.

GRANTS OF PLAN-BASED AWARDS FOR 2010

					All Other
				All Other Option	Stock
				Awards:	Awards:
		Estimated Possible		Number of	Number of		Grant
		Payouts Under Non-Equity		Securities	Securities	Exercise or	Date Fair
		Incentive Plan		Underlying	Underlying	Base	Value of
		Awards(1)		Options	Stock Units	Price of Option	Stock and
	Grant	Target	Maximum	(#)	(#)	Awards	Option Awards
Name	Date	($)	($)	(2)	(3)	($/SH)	(4)

Haley(5)	7/01/10	—	—	—	78,669	$33.05(6)	$2,600,000
		—	—	—	—	—	—
Engel	7/01/10	—	—	125,597	13,918	$33.05(6)	$2,300,000
		$725,000	$1,450,000	—	—	—	—
Van Oss	7/01/10	—	—	81,911	9,077	$33.05(6)	$1,500,000
		$480,000	$960,000	—	—	—	—
Heyse	2/03/10	—	—	10,750	—	$29.07(7)	$135,807
	5/11/10	—	—	9,250	—	$38.25(7)	$158,448
	7/1/10			39,863	4,418	$33.05(6)	$730,000
		$177,500	$355,000	—	—	—	—
Lazzaris	5/14/10	—	—	4,000	—	$37.90(7)	$67,668
	7/1/10	—	—	15,017	1,664	$33.05(6)	$275,000
		$126,042	$252,083	—	—	—	—

(1)	Represents possible annual incentive cash awards that could have been earned in 2010 at “target” and “maximum” levels of performance. There were not “threshold” amounts. Amounts actually received by the NEOs under the annual incentive plans for 2010 performance are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 32. For further information about the annual incentive plans, please see the related discussion beginning on page 21.

(2)	Represents the number of SARs granted in 2010 to the NEOs. These SARs will time vest and become exercisable ratably in three equal increments annually on the anniversary date.

(3)	Represents the number of RSUs granted in 2010 to the NEOs. The RSUs will cliff vest on the anniversary date in 2013.

(4)	Represents the full grant date fair value of SARs and RSUs under ASC Topic 718 (formerly FAS 123R) granted to the NEOs. For additional information on the valuation assumptions, refer to Note 2 of the Company’s financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010.

(5)	Under the terms of Mr. Haley’s amended and restated employment agreement, he is not eligible for an annual cash incentive during his employment term.

(6)	Represents the exercise price for the SARs and RSUs granted, which was the closing price of our Company stock on July 1, 2010, in accordance with Compensation Committee action on June 17, 2010.

(7)	Represents the exercise price for the SARs granted, which was the closing price of our Company stock on the grant date indicated.

OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards					Stock Awards
		Number of	Number of
		Securities	Securities				Market
		Underlying	Underlying			Number of	Value of
		Unexercised	Unexercised			Shares of	Shares of
		Equity	Equity			Stock That	Stock That
	Grant	Awards	Awards	Exercise	Expiration	Have Not	Have Not
Name	Date(1)(2)	Exercisable	Un-exercisable	Price	Date	Vested	Vested

Haley	9/29/2004	200,000	—	$24.02	9/29/2014	—	—
	7/01/2005	200,000	—	$31.65	7/01/2015	—	—
	7/01/2006	100,000	—	$69.00	7/01/2016	—	—
	7/01/2007	120,000	—	$60.45	7/01/2017	—	—
	7/01/2008	133,333	66,667	$40.04	7/01/2018	—	—
	7/01/2009	—	—	—	—	157,667	$8,324,818
	7/01/2010			—	—	78,669	$4,153,723
Total:		753,333	66,667			236,336	$12,478,541
Engel	7/14/2004	100,000	—	$16.82	7/14/2014	—	—
	7/14/2004	100,000	—	$16.82	7/14/2014	—	—
	7/01/2005	75,000	—	$31.65	7/01/2015	—	—
	7/01/2006	37,500	—	$69.00	7/01/2016	—	—
	7/01/2007	45,000	—	$60.45	7/01/2017	—	—
	7/01/2008	50,000	25,000	$40.04	7/01/2018	—	—
	7/01/2009	50,225	100,448	$25.37	7/01/2019	16,555	$874,104
	7/01/2010	—	125,597	$33.05	7/01/2020	13,918	$734,870
Total:		457,725	251,045			30,473	$1,608,974
Van Oss	12/21/2001	34,000	—	$4.50	12/21/2011	—	—
	8/22/2003	70,000	—	$5.90	8/22/2013	—	—
	9/29/2004	70,000	—	$24.02	9/29/2014	—	—
	7/01/2005	75,000	—	$31.65	7/01/2015	—	—
	7/01/2006	37,500	—	$69.00	7/01/2016	—	—
	7/01/2007	45,000	—	$60.45	7/01/2017	—	—
	7/01/2008	50,000	25,000	$40.04	7/01/2018	—	—
	7/01/2009	35,875	71,748	$25.37	7/01/2019	11,825	$624,360
	7/01/2010	—	81,911	$33.05	7/01/2020	9,077	$479,266
Total:		417,375	178,659			20,902	$1,103,626
Heyse	10/28/2009	4,000	8,000	$25.69	10/28/2019	—	—
	2/03/2010		10,750	$29.07	2/03/2020	—	—
	5/11/2010		9,250	$38.25	5/11/2020	—	—
	7/01/2010		39,863	$33.05	7/01/2020	4,418	$233,270
Total:		4,000	67,863			4,418	$233,270
Lazzaris	5/14/2010	—	4,000	$37.90	5/14/2020	—	—
	7/01/2010		15,017	$33.05	7/01/2020	1,664	$87,859
Total:			19,017			1,664	$87,859

EQUITY AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule

07/01/2008	SARs: Time-based vesting in 1/3 increments on July 1, 2009; July 1, 2010; and July 1, 2011.
07/01/2009	SARs: Time-based vesting in 1/3 increments on July 1, 2010; July 1, 2011; and July 1, 2012. RSUs: Cliff vest on July 1, 2012.
10/28/2009	SARs: Time-based vesting in 1/3 increments on October 28, 2010; October 28, 2011; and October 28, 2012.
2/03/2010	SARs: Time-based vesting in 1/3 increments on February 3, 2011; February 3, 2012; and February 3, 2013.
5/11/2010	SARs: Time-based vesting in 1/3 increments on May 11, 2011; May 11, 2012; and May 11, 2013.
5/14/2010	SARs: Time-based vesting in 1/3 increments on May 14, 2011; May 14, 2012; and May 14, 2013.
07/01/2010	SARs: Time-based vesting in 1/3 increments on July 1, 2011; July 1, 2012; and July 1, 2013. RSUs: Cliff vest on July 1, 2013.

Under the generally applicable terms of the Company’s 1999 Long-Term Incentive Plan, amended and approved by our Board and stockholders and restated effective May 21, 2008, options, SARs and RSUs would vest upon a Change in Control, as defined in the Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

OPTION EXERCISES AND STOCK VESTED

	Option Awards	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)(2)

Haley	100,000	$4,466,974
Engel	—	—
Van Oss	16,000	$752,530
Heyse	—	—
Lazzaris	—	—

(1)	Computed by multiplying the number of shares of our common stock acquired upon exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price of the options.

(2)	All amounts in this column are before any applicable taxes.

POTENTIAL PAYMENTS UPON TERMINATION: HALEY

Each of the following potential scenarios represents circumstances under which Mr. Haley’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Haley in each scenario is provided. In each case, the date of the triggering event is assumed to be December 31, 2010. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Haley upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009.

“Cause” means (a) a material breach of the employment agreement by Mr. Haley; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) a material breach of any manual or written policy, code or procedure of the Company.

“Good Reason” means (a) a reduction in Mr. Haley’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; or (b) any material reduction in Mr. Haley’s authority, duties or responsibilities.

		Involuntary
		Not For
Executive Benefits		Cause or For
and Payments Upon		Good Reason
Termination	Retirement(1)	Termination(2)	Death(3)	Disability(4)

Compensation:
Base Salary	$0	$300,000	$300,000	$300,000
Accelerated Options & SARs(5)	$850,671	$850,671	$850,671	$850,671
Accelerated RSUs(6)	$12,478,541	$12,478,541	$12,478,541	$12,478,541
Benefits and Perquisites:
Medical Benefits	$7,195	$7,195	$0	$7,195
Total:	$13,336,407	$13,636,407	$13,629,212	$13,636,407

(1)	Retirement means expiration of the employment term in accordance with the agreement or termination by mutual written agreement prior to the end of the term.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Family coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

• Monthly base salary continuation through June 30, 2011.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Family coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

• Monthly base salary continuation through June 30, 2011.

• Full vesting of outstanding stock options, SARs, and RSUs.

(4)	Disability

• Monthly base salary continuation through June 30, 2011.

• Family coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

• Both base salary continuation and welfare benefits above to be offset by any payments under company paid disability plans.

• Full vesting of outstanding stock options, SARs, and RSUs.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2010 was $52.80. The amount shown is the excess, if any, of the December 31, 2010 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2010 multiplied by the number of RSUs.

POTENTIAL PAYMENTS UPON TERMINATION: ENGEL

Each of the following potential scenarios represents circumstances under which Mr. Engel’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Engel in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2010. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Engel upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009.

“Cause” means (a) a material breach of the employment agreement by Mr. Engel; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Engel’s base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Mr. Engel’s primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Mr. Engel’s offices, authority, duties or responsibilities.

		Involuntary
		Not for Cause
Executive Benefits	Termination	or For Good
and Payments Upon	After Change	Reason
Termination	in Control(1)	Termination(2)	Death(3)	Disability(4)

Compensation:
Base Salary and Incentive	$4,130,000	$2,175,000	$1,230,000	—
Accelerated Options & SARs(5)	$5,554,829	$5,554,829	$5,554,829	$5,554,829
Accelerated RSUs(6)	$1,608,974	$1,608,974	$1,608,974	$1,608,974
Benefits and Perquisites:
Medical Benefits	$11,551	$11,551	$0	$0
280G Tax Gross-Up	$4,554,862
Total:	$15,860,216	$9,350,354	$8,393,803	$7,163,803

(1)	Termination after Change in Control

Mr. Engel’s Change in Control benefits are double-triggered, meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Engel’s employment is terminated within two years following a Change in Control without Cause or by Mr. Engel for Good Reason, in which case Mr. Engel will be entitled to receive:

• Two times annual base salary.

• Two times the annual target bonus opportunity.

• Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

• Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreements with Mr. Engel and Mr. Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

• Monthly base salary continuation for 24 months.

• An amount equal to the executive’s annual target bonus opportunity.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

• Any accrued and earned but unpaid bonus.

• Full vesting of outstanding stock options, SARs, and RSUs.

(4)	Disability

• Full vesting of outstanding stock options, SARs, and RSUs.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2010 was $52.80. The amount shown is the excess, if any, of the December 31, 2010 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2010 multiplied by the number of RSUs.

POTENTIAL PAYMENTS UPON TERMINATION: VAN OSS

Each of the following potential scenarios represents circumstances under which Mr. Van Oss’ employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Van Oss in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2010. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Van Oss upon separation from the Company is governed by his Amended and Restated Employment Agreement dated September 1, 2009.

“Cause” means (a) a material breach of the employment agreement by Mr. Van Oss; (b) engaging in a felony or conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers, or shareholders; (c) failure to timely and adequately perform his duties under the employment agreement; or (d) a material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) a reduction in Mr. Van Oss’ base salary, excluding any reduction that occurs in connection with an across-the-board reduction of the salaries of the entire senior management team; (b) a relocation of Van Oss’ primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) any material reduction in Van Oss’ offices, authority, duties or responsibilities.

		Involuntary
		Not for Cause
Executive Benefits	Termination	or For Good
and Payments Upon	After Change	Reason
Termination	in Control(1)	Termination(2)	Death(3)	Disability(4)

Compensation:
Base Salary and Incentive	$2,960,000	$1,680,000	$800,000	—
Accelerated Options & SARs(5)	$3,904,790	$3,904,790	$3,904,790	$3,904,790
Accelerated RSUs(6)	$1,103,626	$1,103,626	$1,103,626	$1,103,626
Benefits and Perquisites:
Medical Benefits	$11,551	$11,551	$0	$0
280G Tax Gross-Up	$2,661,022
Total:	$10,640,989	$6,699,967	$5,808,416	$5,008,416

(1)	Termination after Change in Control

Mr. Van Oss’ Change in Control benefits are double-triggered, meaning that he will receive these payments only if (i) there is a Change in Control and (ii) Mr. Van Oss’ employment is terminated within two years following a Change in Control without Cause or by Mr. Van Oss for Good Reason, in which case Mr. Van Oss will be entitled to receive:

•
• Two times annual base salary.

• Two times the annual target bonus opportunity.

• Prorated annual incentive compensation for the portion of the fiscal year employed, if earned.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

• Additional gross-up premium sufficient to reimburse the executive for excise taxes, if any, payable as a result of termination payments plus any income taxes on the reimbursement payment itself. Other than the pre-existing employment agreements with Mr. Engel and Mr. Van Oss, the Company has no other agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control. In addition, the Company committed that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-ups with respect to payments contingent upon a change in control and, indeed, has not entered into any such agreements.

(2)	Involuntary Not for Cause or Executive for Good Reason Termination

• Monthly base salary continuation for 24 months.

• An amount equal to the executive’s annual target bonus opportunity.

• Full vesting of outstanding stock options, SARs, and RSUs.

• Coverage for health, dental, and vision benefits for 24 months provided executive pays employee portion of premiums.

(3)	Death

• Any accrued and earned but unpaid bonus.

• Full vesting of outstanding stock options, SARs, and RSUs.

(4)	Disability

• Full vesting of outstanding stock options, SARs, and RSUs.

(5)	Accelerated Options & SARs

The closing price of WESCO common stock on December 31, 2010 was $52.80. The amount shown is the excess, if any, of the December 31, 2010 closing price over the exercise price multiplied by the number of SARs.

(6)	Represents the closing stock price on December 31, 2010 multiplied by the number of RSUs.

POTENTIAL PAYMENTS UPON TERMINATION: HEYSE

Each of the following potential scenarios represents circumstances under which Mr. Heyse’s employment with the Company could potentially terminate. A description of the compensation benefits due Mr. Heyse in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2010. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Mr. Heyse upon separation from the Company is governed by a term sheet dated May 21, 2009.

“Cause” means (a) engaging in a felony or willful misconduct which is in the good faith judgment of the Board materially injurious to the Company, its customers, employees, suppliers or shareholders; (b) willful failure to materially perform duties that continues after written notice; (c) material breach of any manual or written policy, code or procedure of the Company; or (d) failure to establish permanent residence in the Pittsburgh area.

“Good Reason” means (a) reduction in base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) relocation of the primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) a change in the authority, duties or responsibilities that materially and adversely affect the executive’s role in the organization.

Involuntary
Not for Cause
Executive Benefits	or Good
and Payments Upon	Reason
Termination	Termination(1)

Compensation:
Base Salary and Incentive	$655,000
Accelerated SARs(2)	$606,565
Benefits and Perquisites:
Medical Benefits	$5,776
Total:	$1,267,341

(1)	Involuntary Not for Cause or Executive for Good Reason Termination

• Payment equal to one-year’s base salary.

• Prorated annual incentive payment for portion of year worked.

• Full vesting of SARs granted in accordance with purchase of WESCO stock.

• Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Accelerated SARs

The closing price of WESCO common stock on December 31, 2010 was $52.80. The amount shown is the excess, if any, of the December 31, 2010 closing price over the exercise price multiplied by the number of SARs.

POTENTIAL PAYMENTS UPON TERMINATION: LAZZARIS

Each of the following potential scenarios represents circumstances under which Ms. Lazzaris’ employment with the Company could potentially terminate. A description of the compensation benefits due Ms. Lazzaris in each scenario is provided. In each case, the date of the termination is assumed to be December 31, 2010. The amounts described in the table below will change based on the assumed termination date. The determination of compensation due to Ms. Lazzaris upon separation from the Company is governed by a term sheet dated January 15, 2010.

“Cause” means (a) engaging in a felony or engaging in conduct which is in the good faith judgment of the Board, applying reasonable standards of personal and professional conduct, injurious to the Company, its customers, employees, suppliers or shareholders; (b) inability to meet the expectations of employee’s job responsibilities or failure to time and adequately perform employee’s duties; or (c) material breach of any manual or written policy, code or procedure of the Company.

“Change in Control” has the meaning given to such term in the Company’s Long-Term Incentive Plan, which means (a) the acquisition by any entity not affiliated with the Company of 30% or more of the outstanding voting securities of the Company; (b) a merger or consolidation of the Company resulting in Company stockholders having less than 70% of the combined voting power; (c) the liquidation or dissolution of the Company; (d) the sale of substantially all of the assets of the Company to an entity unrelated to the Company; or (e) during any two year period, a majority change of duly elected Directors.

“Good Reason” means (a) reduction in base salary, excluding any reduction that occurs in connection with an across the board reduction of the salaries of the senior management team; (b) relocation of the primary place of employment to a location more than 50 miles from Pittsburgh, Pennsylvania; or (c) a change in the authority, duties or responsibilities that materially and adversely affect the executive’s role in the organization.

Involuntary Not for Cause
or Good Reason
Termination or Termination
Executive Benefits	Within One Year Following
and Payments Upon	Change in Control (Other
Termination	than for Cause)(1)

Compensation:
Base Salary and Incentive	$481,250
Accelerated SARs(2)	$59,600
Benefits and Perquisites:
Medical Benefits	$5,776
Total:	$546,626

(1)	Involuntary Not for Cause or Executive for Good Reason Termination or Termination Within One Year Following Change of Control of the Company (Other than for Cause)

• Payment equal to one-year’s base salary.

• Prorated annual incentive payment for portion of year worked.

• Full vesting of SARs granted in accordance with purchase of WESCO stock.

• Coverage for health, dental, and vision benefits for 12 months provided executive pays employee portion of premiums.

(2)	Accelerated SARs

The closing price of WESCO common stock on December 31, 2010 was $52.80. The amount shown is the excess, if any, of the December 31, 2010 closing price over the exercise price multiplied by the number of SARs.

Item 3 —	Vote on Frequency of Advisory Votes on Executive Compensation

In connection with the advisory vote on executive compensation discussed on page 15, we are also asking stockholders to vote on whether the say-on-pay vote should occur every one, two or three years. As with the say-on-pay vote, the vote on the frequency of the say-on-pay vote is advisory, or non-binding. For the reasons discussed below, the Board recommends that the stockholders select a frequency of every year.

During its evaluation, our Board considered that an annual advisory vote on executive compensation allows our stockholders to provide the Company with regular input on the Company’s compensation practices.

Although the vote is non-binding, our Board and Compensation Committee will take into account the outcome of the vote when making future decisions regarding the Company’s executive compensation policies and procedures and how often the Company should submit to stockholders an advisory vote to approve executive compensation.

Stockholders may vote to hold the say-on-pay vote every one, two or three years, or they may abstain. Accordingly, you will not be voting to approve or disapprove the Board’s recommendation.

OUR BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS
SELECT “ONE YEAR” ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Item 4 —	Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.

We are submitting the appointment of the independent registered public accounting firm to you for ratification at the Annual Meeting. Although ratification of this appointment is not legally required, our Board believes it is appropriate for you to ratify this selection. In the event that you do not ratify the selection of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm, our Audit Committee may reconsider its selection.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our 2011 financial statements.

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1994. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

Aggregate fees for all professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2010 and 2009 were as follows:

(In thousands)
	2010	2009

Audit fees	$1,395	$1,253
Tax fees	$481	$283
Other fees	$2	$2

	$1,878	$1,538

The audit fees for the years ended December 31, 2010 and 2009 were for professional services rendered for the integrated audits of our consolidated financial statements and of our internal control over financial reporting, reviews of our quarterly consolidated financial statements and statutory audits. Audit fees for the year ended December 31, 2009 also include fees related to our convertible debenture exchange offer, including review of SEC registration statements, comfort letters and consents.

Tax fees for the years ended December 31, 2010 and 2009 were for services related to tax planning and compliance.

Other fees for the years ended December 31, 2010 and 2009 were for license fees related to accounting research software.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has the sole authority to pre-approve, and has policies and procedures that require the pre-approval by them of, all fees paid for services performed by our independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services for the year, including the nature, type and scope of services and the related fees. Audit Committee pre-approval is also obtained for any other engagements that arise during the course of the year. During 2010 and 2009, all of the audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee.

Report of the Audit Committee

Management of the Company has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Audit Committee is responsible for reviewing the Company’s financial reporting process.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the financial statements of the Company were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380).

In addition, the Committee has discussed with its independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, which have been received by the Audit Committee. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, including their audit of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board and our Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission. The Committee and our Board also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

Respectfully Submitted:

The Audit Committee

Robert J. Tarr, Jr., Chairman
John K. Morgan
Steven A. Raymund
William J. Vareschi

WESCO INTERNATIONAL, INC.

Suite 700
225 West Station Square Drive
Pittsburgh, PA 15219-1122
Phone: 412-454-2200
www.wesco.com

WESCO INTERNATIONAL, INC.
225 WEST STATION SQ. DR. SUITE 700
PITTSBURGH, PA 15219
ATTN: ALESSANDRA MICHELINI
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, Tuesday, May 24, 2011. Have your proxy in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, Tuesday, May 24, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M34501-P06143	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
 WESCO INTERNATIONAL, INC.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors for a Term expiring in 2014	☐	☐	☐
Nominees

01) George L. Miles Jr. 02) John K. Morgan 03) James L. Singleton

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	Advisory Vote on Executive Compensation.		☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	To recommend, by non-binding vote, the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be
Held on May 25, 2011:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M34502-P06143
WESCO INTERNATIONAL, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
May 25, 2011 2:00 p.m., Eastern Daylight Time
The undersigned hereby appoints Richard P. Heyse, Alessandra S. Michelini and Diane E. Lazzaris as Proxies, and each of them with full power of substitution, to represent the undersigned and to vote all the shares of Common Stock and/or 401K of WESCO International, Inc., which the undersigned would be entitled to vote if personally present and voting at the Annual Meeting of Stockholders to be held at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, PA 15231 on May 25, 2011, at 2:00 p.m., Eastern Daylight Time, or any adjournment or postponement thereof, upon all matters properly coming before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side